As filed with the Securities and Exchange Commission on September 30, 2002
                                                  Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                              CAPITOL BANCORP LTD.
             (Exact name of registrant as specified in its charter)

           MICHIGAN                         6711                 38-2761672
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD        (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)          INDUSTRIAL          IDENTIFICATION NO.)
                                       CLASSIFICATION
                                        CODE NUMBER)

                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555

                        (Address, including zip code, and
                    telephone number, including area code, of registrant's principal executive offices)

                           Cristin Reid English, Esq.
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555

          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                    Copy to:

                                Phillip Torrence
                    Miller, Canfield, Paddock and Stone, PLC
                              444 W. Michigan Ave.
                            Kalamazoo, Michigan 49007
                                 (616) 383-5804

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
       Title Of Each                         Proposed Maximum   Proposed Maximum
 Class Of Securities Being    Amount To Be    Offering Price   Aggregate Offering     Amount Of
        Registered           Registered (1)      Per Share          Price (2)      Registration Fee
---------------------------------------------------------------------------------------------------
Common stock (no par value)      16,407             N/A              $282,036            $26
===================================================================================================

(1) Based on 23,901 shares of common stock, $6.50 par value, of Detroit Commerce Bank, which is the maximum number of shares of Detroit common stock (excluding shares held by Capitol) that may be outstanding immediately prior to the consummation of the exchange transaction. Based also on the fixed exchange ratio of .686436 shares of Capitol common stock for each share of Detroit common stock.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $17.19 per share of Capitol common stock (the average of the high and low price per share of common stock of Capitol as reported on the Nasdaq National Market on September 27, 2002), and the fixed exchange ratio of .686436 Capitol shares that may be issued in the consummation of the exchange transaction contemplated.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                 [DETROIT LOGO]

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held On ____________, 2002


To the Shareholders of Detroit Commerce Bank:

     The annual meeting of the shareholders of Detroit Commerce Bank will be held at Detroit Commerce Bank at 645 Griswold, Suite 70, Detroit, Michigan 48226 on ____________, 2002, at 9:00 a.m., local time, for the following purposes:

     1. To consider and vote on a proposal to adopt and approve a Plan of Share Exchange, dated as of September ___, 2002, between Capitol Bancorp Ltd. and Detroit Commerce Bank under which all shareholders of Detroit (other than Capitol) will exchange their stock in Detroit for stock in Capitol, according to an exchange ratio, as described in the attached proxy statement/prospectus. A copy of the Plan of Share Exchange is attached to the proxy statement/prospectus as Annex A.

     2. Election of Directors.

     3. To act on any other matters that may properly be brought before the shareholders' meeting or any adjournment or postponement.

     Only shareholders of record at the close of business on August 31, 2002 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement.

     You are cordially invited to attend the meeting of Detroit's shareholders. Whether or not you plan to attend, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope.

     If you attend the shareholders' meeting, you may vote your shares in person even if you have previously submitted a proxy.

By Order of the Board of Directors,

/s/ Linda Watters
President

                           PROXY STATEMENT/PROSPECTUS
                         PROPOSED PLAN OF SHARE EXCHANGE

     The Board of Directors of Detroit Commerce Bank has approved a Plan of Share Exchange that contemplates the exchange of the shares of Detroit common stock held by all shareholders other than Capitol Bancorp Ltd. Capitol currently holds 92.5% of Detroit's common stock. As a result of the exchange, Detroit will become a wholly-owned subsidiary of Capitol.

     If the exchange is approved, each share of Detroit common stock will be converted into the right to receive Capitol common stock according to a fixed exchange ratio. The exchange ratio is calculated by dividing $15.00, the share value per share of Detroit common stock, by $21.852, the average closing prices of Capitol common stock for the month ended June 30, 2002. If the exchange ratio is approved, each shareholder of Detroit would receive in the exchange .686436 shares of Capitol common stock for each share of Detroit common stock.

     Capitol estimates that Capitol will issue approximately 16,407 shares of Capitol common stock to Detroit shareholders in the exchange. Those shares will represent less than 5% of the outstanding Capitol common stock after the exchange. Capitol's common stock trades on the Nasdaq National Market System under the symbol "CBCL."

     Detroit's Board of Directors has scheduled the annual meeting of Detroit shareholders to vote on the Plan of Share Exchange. The attached proxy statement/prospectus includes detailed information about the time, date and place of the shareholders' meeting.

     This document gives you detailed information about the meeting and the proposed exchange. You are encouraged to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 14 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE EXCHANGE OF YOUR DETROIT COMMON STOCK FOR CAPITOL'S COMMON STOCK.

--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

     This proxy statement/prospectus is dated October ___, 2002, and is first being mailed to shareholders of Detroit on or about October ___, 2002.

                      [This page intentionally left blank]

TABLE OF CONTENTS

ANSWERS TO FREQUENTLY ASKED QUESTIONS.......................................   5

SUMMARY.....................................................................   8
     Reasons for the Exchange...............................................   8
     The Annual Shareholders' Meeting.......................................   8
     Recommendation to Shareholders.........................................   8
     Votes Required.........................................................   9
     Record Date; Voting Power..............................................   9
     What Shareholders will Receive in the Exchange.........................   9
     Accounting Treatment...................................................   9
     Tax Consequences of the Exchange to Detroit Shareholders...............   9
     Dissenters' Rights.....................................................  10
     Opinion of Financial Advisor...........................................  10
     The Plan of Share Exchange.............................................  10
     Termination of the Exchange............................................  10
     Your Rights as a Shareholder Will Change...............................  10

SELECTED CONSOLIDATED FINANCIAL DATA........................................  11

RISK FACTORS................................................................  14

RECENT DEVELOPMENTS.........................................................  19

CAPITALIZATION..............................................................  20

DIVIDENDS AND MARKET FOR COMMON STOCK.......................................  21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...................  22

INFORMATION ABOUT CAPITOL...................................................  23

INFORMATION ABOUT DETROIT...................................................  23

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION................................  24

THE ELECTION OF DIRECTORS...................................................  25

THE EXCHANGE................................................................  26
     General................................................................  26
     Background of the Exchange.............................................  26
     Detroit's Reasons for the Exchange.....................................  27
     Capitol's Reasons for the Exchange.....................................  27
     Terms of the Exchange..................................................  27
     Detroit Board Recommendation...........................................  28
     Accounting Treatment...................................................  28
     Pro Forma Data.........................................................  28
     Material Federal Income Tax Consequences...............................  28
     Regulatory Matters.....................................................  30
     Dissenters' Rights.....................................................  30
     Federal Securities Laws Consequences; Stock Transfer Restrictions......  30

OPINION OF FINANCIAL ADVISOR................................................  31

THE CLOSING.................................................................  33
     Effective Time.........................................................  33
     Shares Held by Capitol.................................................  33
     Procedures for Surrender of Certificates; Fractional Shares............  33
     Fees and Expenses......................................................  34
     Nasdaq Stock Market Listing............................................  34
     Amendment and Termination..............................................  34

THE ANNUAL SHAREHOLDERS' MEETING............................................  35
     Date, Time and Place...................................................  35
     Matters to be Considered at the Shareholders' Meeting..................  35
     Record Date; Stock Entitled to Vote; Quorum............................  35
     Votes Required.........................................................  35
     Share Ownership of Management..........................................  35
     Voting of Proxies......................................................  36
     General Information....................................................  36
     Solicitation of Proxies; Expenses......................................  36

COMPARISON OF SHAREHOLDER RIGHTS............................................  37

DESCRIPTION OF CAPITAL STOCK OF CAPITOL.....................................  39
     Rights of Common Stock.................................................  39
     Shares Available for Issuance..........................................  39
     Capitol's Preferred Securities.........................................  40
     Anti-Takeover Provisions...............................................  40

WHERE YOU CAN FIND MORE INFORMATION.........................................  42

LEGAL MATTERS...............................................................  43

EXPERTS.....................................................................  43

LIST OF ANNEXES

     ANNEX A Plan of Share Exchange......................................... A-1
     ANNEX B Opinion of Financial Advisor................................... B-1
     ANNEX C Tax Opinion of Miller, Canfield, Paddock and Stone, PLC........ C-1
     ANNEX D Financial Information Regarding Detroit Commerce Bank.......... D-1
     ANNEX E Financial and Other Information Regarding Capitol Bancorp Ltd.. E-1

                                   ANSWERS TO
                           FREQUENTLY ASKED QUESTIONS

Q:   Why am I receiving these materials?

A: Detroit's Board of Directors has approved the exchange of the 7.5% of Detroit's common stock not owned by Capitol for shares of common stock of Capitol. The exchange requires the approval of Detroit's shareholders. Detroit is sending you these materials to help you decide whether to approve the exchange. These materials also include information regarding Detroit's election of directors.

Q:   What will I receive in the exchange?

A: You will receive shares of Capitol common stock, which are publicly traded on the National Market System of the Nasdaq Stock Market, Inc. under the symbol "CBCL." If the exchange is approved, you would receive .686436 shares of Capitol common stock for each share of Detroit common stock you own.

Q:   What do I need to do now?

A: After you have carefully read this document, indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the shareholders' meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy right up to the day of the shareholders' meeting and will ensure that your shares are voted if you later find you cannot attend the shareholders' meeting.

Q:   What do I do if I want to change my vote?

A:   You may change your vote:

     . by sending a written notice to the President of Detroit prior to the shareholders' meeting stating that you would like to revoke your proxy;

     . by signing a later-dated proxy card and returning it by mail prior to the shareholders' meeting, no later than _________, 2002; or

     .    by attending the shareholders' meeting and voting in person.

Q:   What vote is required to approve the exchange?

A: In order to complete the exchange, holders of a majority of the shares of Detroit common stock (other than Capitol) must approve the Plan of Share Exchange. If you do not vote your Detroit shares, the effect will be a vote against the Plan of Share Exchange.

Q:   Should I send in my stock certificates at this time?

A: No. After the exchange is approved, Capitol or Capitol's stock transfer agent will send Detroit shareholders written instructions for exchanging their stock certificates.

Q:   When do you expect to complete the exchange?

A: As quickly as possible after November 30, 2002. Approval by Detroit's shareholders at the shareholders' meeting must be obtained first. It is anticipated the exchange will be completed by December 31, 2002.

Q:   Where can I find more information about Capitol?

A: This document incorporates important business and financial information about Capitol from documents filed with the SEC that have not been delivered or included with this document. This information is available to you without charge upon written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus through the Securities and Exchange Commission website at WWW.SEC.GOV or by requesting them in writing or by telephone from Capitol at the following address:

                    Capitol Bancorp Ltd.
                    200 Washington Square North, Fourth Floor
                    Lansing, Michigan 48933
                    Attention: General Counsel
                    Telephone Number: (517) 487-6555

     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE STOCKHOLDERS' MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN __________, 2002.

     For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information".

                         WHO CAN ANSWER YOUR QUESTIONS?

              If you have additional questions, you should contact:


                              Detroit Commerce Bank
                             645 Griswold, Suite 70
                             Detroit, Michigan 48226
                                 (313) 967-9700
                            Attention: Linda Watters
                                    President

                                       or

                             Capitol Bancorp Limited
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555
                           Attention: Brian K. English
                                 General Counsel


                   If you would like additional copies of this
                 proxy statement/prospectus you should contact:
           Capitol Bancorp Ltd. at the above address and phone number

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED EXCHANGE FULLY AND THE CONSEQUENCES TO YOU, YOU SHOULD READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS REFERRED TO IN THIS DOCUMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION".

     Capitol Bancorp Ltd. is a bank holding company with headquarters located at 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933. Capitol's telephone number is (517) 487-6555.

     Capitol is a uniquely structured affiliation of community banks. It currently has 29 wholly or majority-owned bank subsidiaries, including Detroit Commerce Bank. Each bank is viewed by management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development through a tiered structure.

     Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

     Detroit Commerce Bank is a commercial bank with its headquarters at 645 Griswold, Suite 70, Detroit, Michigan 48226. Detroit's telephone number is (313) 967-9700.

     Detroit has been, since it commenced business, a 92.5% owned subsidiary of Capitol. Detroit commenced the business of banking on December 14, 1998.

REASONS FOR THE EXCHANGE (PAGE 27)

     It is believed that the exchange will provide you with greater liquidity and flexibility because Capitol's common stock is publicly traded. The exchange will also provide you with greater diversification, since Capitol is active in more than one geographic area and across a broader customer base.

THE ANNUAL SHAREHOLDERS' MEETING (PAGE 35)

     The meeting of Detroit shareholders will be held on _________, 2002 at 9:00 a.m., local time, at Detroit Commerce Bank at 645 Griswold, Suite 70, Detroit, Michigan 48226. At the shareholders' meeting, you will elect Detroit's Board of Directors and be asked to approve the Plan of Share Exchange.

RECOMMENDATION TO SHAREHOLDERS (PAGE 28)

     A majority of the Detroit board members and officers believe that the proposed exchange is fair to you and in the best interests of both you and Detroit and recommends that you vote FOR approval of the share exchange.

VOTES REQUIRED (PAGE 35)

     Approval of the Plan of Share Exchange requires the favorable vote of a majority of the outstanding shares of Detroit common stock excluding the shares held by Capitol. This is more than the vote required by law, but Detroit's board has set the vote requirement to be sure the exchange is what you, the shareholders of Detroit, want. Capitol holds 92.5% of the outstanding shares of Detroit common stock. Detroit's officers and directors hold 1.49% of the outstanding shares of Detroit common stock, or 20.09% of all shares not held by Capitol. The majority of the Board of Directors have agreed to vote their shares FOR approval of the Plan of Share Exchange.

RECORD DATE; VOTING POWER (PAGE 35)

     Detroit shareholders may vote at the shareholders' meeting if they owned shares of common stock at the close of business on September 15, 2002. At the close of business on August 31, 2002, approximately 23,901 shares of Detroit common stock were outstanding (excluding shares held by Capitol). For each share of Detroit common stock that you owned as of the close of business on that date, you will have one vote in the vote of common shareholders at the shareholders' meeting on the proposal to approve the Plan of Share Exchange.

WHAT SHAREHOLDERS WILL RECEIVE IN THE EXCHANGE (PAGE 27)

     In the exchange, each outstanding share of Detroit common stock will be automatically converted into the right to receive Capitol common stock, according to a fixed exchange ratio. The exchange ratio is determined by dividing the Detroit Share Value by the Capitol Share Value, where:

          DETROIT SHARE VALUE. The value of each share of Detroit common stock shall be $15.00.

          CAPITOL SHARE VALUE. The value of each share of Capitol common stock shall be $21.852, the average of the closing prices of Capitol common stock for the month ended June 30, 2002, as reported by the Nasdaq Stock Market, Inc.

     Each Detroit shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Detroit common stock calculated by multiplying the number of shares of Detroit common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

ACCOUNTING TREATMENT (PAGE 28)

     Capitol's acquisition of the minority interest of Detroit will be accounted for under the purchase method of accounting. After the exchange, 100% of Detroit's results from operations will be included in Capitol's income statement, as opposed to 92.5% as is currently reported.

TAX CONSEQUENCES OF THE EXCHANGE TO DETROIT SHAREHOLDERS (PAGE 28)

     Capitol's tax counsel has rendered its opinion that the exchange should be treated as a reorganization for United States federal income tax purposes. Accordingly, Detroit shareholders generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their Detroit shares for shares of Capitol's common stock in the exchange, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of Capitol's common stock. Tax counsel's opinion is attached as Annex C to this proxy statement/prospectus.

     Tax matters are very complicated, and the tax consequences of the exchange to each Detroit shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the exchange to you.

DISSENTERS' RIGHTS (PAGE 30)

     Michigan law provides that if the consideration in a share exchange is shares listed on a national securities exchange or held of record by 2,000 or more persons, the holders of the stock to be exchanged are not entitled to dissenters' rights. Since Capitol's common stock is listed in a national securities exchange, there are no dissenters' rights.

OPINION OF FINANCIAL ADVISOR (PAGE 31)

     Detroit retained JMP Financial, Inc. as its financial advisor and agent in connection with the exchange to render a financial fairness opinion to the Detroit shareholders.

     In deciding to approve the exchange, the Detroit board considered this opinion, which stated that as of its date and subject to the considerations described in it, the consideration to be received in the exchange by holders of Detroit common stock is fair from a financial point of view. The opinion is attached as Annex B to this proxy statement/prospectus.

THE PLAN OF SHARE EXCHANGE (PAGE 26)

     The Plan of Share Exchange is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Plan of Share Exchange because it is the legal document that governs the exchange.

TERMINATION OF THE EXCHANGE

     Detroit and Capitol can jointly agree to terminate the plan of exchange at any time without completing the exchange.

     Detroit can terminate the exchange if a majority of Detroit's shareholders (other than Capitol) fail to approve the exchange at the shareholders' meeting; or a governmental authority prohibits the exchange.

YOUR RIGHTS AS A SHAREHOLDER WILL CHANGE

     Your rights as a Detroit shareholder are determined by Michigan's banking law and by Detroit's articles of incorporation and by-laws. When the exchange is completed, your rights as a Capitol stockholder will be determined by Michigan law relating to business corporations (not the banking law) and by Capitol's articles of incorporation and by-laws. See "Comparison of Shareholders Rights".

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with the financial statements and other information included in Capitol's Annual Report on Form 10-K for the year ended December 31, 2001, which is attached as part of Annex E. The unaudited consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Capitol's Quarterly Report on Form 10-Q for the period ended June 30, 2002, which is attached as part of Annex E in this proxy statement/prospectus. See "Where You Can Find More Information". The interim results include all adjustments of a normal recurring nature that are, in the opinion of management, necessary for a fair presentation. Interim results for the six months ended June 30, 2002 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2002. BECAUSE OF THE NUMBER OF BANKS ADDED THROUGHOUT THE PERIOD OF CAPITOL'S EXISTENCE, AND BECAUSE OF THE DIFFERING OWNERSHIP PERCENTAGE OF BANKS INCLUDED IN THE CONSOLIDATED AMOUNTS, HISTORICAL OPERATING RESULTS ARE OF LIMITED RELEVANCE IN EVALUATING HISTORICAL PERFORMANCE AND PREDICTING CAPITOL'S FUTURE OPERATING RESULTS.

     Capitol's audited consolidated financial statements as of and for the years ended December 31, 2001 and 2000 and related statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999 are attached as part of Annex E in this proxy statement/prospectus. The selected financial data provided below as of and for the six months ended June 30, 2002 and 2001 have been derived from Capitol's consolidated financial statements which are attached as part of Annex E in this proxy statement/prospectus. Results of operations data and selected balance sheet data as of and for the years ended December 31, 1998 and 1997 were derived from consolidated financial statements which are not presented in this proxy statement/prospectus.

     Under current accounting rules, entities which are more than 50% owned by another are consolidated or combined for financial reporting purposes. This means that all assets and liabilities of subsidiaries (including Detroit) are included in Capitol's consolidated balance sheet. Capitol's consolidated net income, however, only includes its subsidiaries' (including Detroit's) net income or net loss to the extent of its ownership percentage. This means that when a newly formed bank incurs early start-up losses, Capitol will only reflect those losses based on its ownership percentage. Conversely, when banks generate income, Capitol will only reflect that income based on its ownership percentage.

                                                                         CAPITOL BANCORP LIMITED
                                        ----------------------------------------------------------------------------------------
                                           AS OF AND FOR THE
                                            SIX MONTHS ENDED                            AS OF AND FOR THE
                                                JUNE 30                              YEARS ENDED DECEMBER 31
                                        -----------------------   --------------------------------------------------------------
                                           2002         2001         2001         2000         1999         1998         1997
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OPERATIONS DATA:
  Interest income                       $   75,816   $   76,708   $  153,797   $  132,311   $   93,602   $   69,668   $   49,549
  Interest expense                          28,572       38,544       73,292       65,912       46,237       36,670       24,852
  Net interest income                       47,244       38,164       80,505       66,399       47,365       32,998       24,697
  Provision for loan losses                  4,774        3,321        8,167        7,216        4,710        3,523        2,049
  Net interest income after provision
    for loan losses                         42,470       34,843       72,338       59,183       42,655       29,475       22,648
  Noninterest income                         6,222        4,612        9,585        6,137        4,714        3,558        2,157
  Noninterest expense                       37,833       31,489       64,136       52,846       40,257       26,325       16,721
  Income before income tax expense,
    minority interest and cumulative
    effect of change in accounting
    principle                               10,859        7,966       17,787       12,474        7,112        6,708        8,084
  Income tax expense                         3,694        2,801        5,824        4,289        3,213        2,584        2,888
  Income before minority interest and
    cumulative effect of change in
    accounting principle                     7,165        5,165       11,963        8,185        3,899        4,124        5,196
  Minority interest in net losses
    (income) of consolidated
    subsidiaries                              (208)        (182)      (1,245)        (150)       1,707          504          361
  Income before cumulative effect
    of change in accounting
    principle                                6,957        4,983       10,718        8,035        5,606        4,628        5,557
  Cumulative effect of change in
    accounting principle (1)                                                                      (197)
  Net income                                 6,957        4,983       10,718        8,035        5,409        4,628        5,557

                                                                       CAPITOL BANCORP LIMITED
                                    -----------------------------------------------------------------------------------------------
                                        AS OF AND FOR THE
                                        SIX MONTHS ENDED                                AS OF AND FOR THE
                                            JUNE 30                                  YEARS ENDED DECEMBER 31
                                    -------------------------   -------------------------------------------------------------------
                                       2002          2001          2001          2000          1999          1998          1997
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                        (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA:
  Net income per common share:
    Before cumulative effect of
      change in accounting
      principle (1):
        Basic                       $      0.75   $      0.64   $      1.38   $      1.14   $      0.87   $      0.74   $      0.91
        Diluted                            0.73          0.63          1.35          1.13          0.86          0.72          0.88
    After cumulative effect of
      change in accounting
      principle (1):
        Basic                              0.75          0.64          1.38          1.14          0.84          0.74          0.91
        Diluted                            0.73          0.63          1.35          1.13          0.83          0.72          0.88
  Cash dividends declared                  0.20          0.20          0.40          0.36          0.36          0.33          0.30
  Book value                              12.16          9.69         10.24          9.18          8.08          7.77          7.22
  Dividend payout ratio                   26.67%        31.25%        28.99%        31.58%        42.86%        43.63%        32.95%
  Weighted average number of
    common shares outstanding             9,301         7,742         7,784         7,065         6,455         6,284         6,130

SELECTED BALANCE SHEET DATA:
  Total assets                      $ 2,233,766   $ 1,881,967   $ 2,044,006   $ 1,630,076   $ 1,305,987   $ 1,024,444   $   690,556
  Investment securities                  44,241        43,979        43,687        68,926       107,145        86,464        64,470
  Portfolio loans                     1,897,776     1,564,666     1,734,589     1,355,798     1,049,204       724,280       502,755
  Allowance for loan losses             (26,310)      (20,420)      (23,238)      (17,449)      (12,639)       (8,817)       (6,229)
  Deposits                            1,908,359     1,629,577     1,740,385     1,400,899     1,112,793       890,890       604,407
  Debt obligations                       88,248        71,288        89,911        58,150        47,400        23,600
  Minority interests in
    consolidated subsidiaries            40,377        66,238        70,673        62,575        54,593        27,576        11,020
  Trust preferred securities             51,551        24,345        48,621        24,327        24,291        24,255        24,126
  Stockholders' equity                  130,223        75,765        80,172        70,404        54,668        49,292        45,032

PERFORMANCE RATIOS: (2)
  Return on average equity                13.23%        13.64%        15.22%        13.78%        10.66%        10.19%        13.28%
  Return on average assets                 0.65%         0.57%         0.58%         0.55%         0.47%         0.55%         0.96%
  Net interest margin (fully
    taxable equivalent)                    4.74%         4.66%         4.60%         4.80%         4.44%         4.15%         4.54%
  Efficiency ratio (3)                    70.76%        73.61%        71.19%        72.85%        77.30%        70.63%        60.92%

ASSET QUALITY:
  Non-performing loans (4)          $    23,310   $    11,064   $    17,238   $     6,757   $     4,124   $     7,242   $     4,011
  Allowance for loan losses to
    non-performing loans                 112.87%       184.56%       134.81%       258.24%       306.47%       121.75%       155.30%
  Allowance for loan losses to
    portfolio loans                        1.39%         1.31%         1.34%         1.29%         1.20%         1.22%         1.24%
  Non-performing loans to total
    portfolio loans                        1.23%         0.71%         0.99%         0.50%         0.39%         1.00%         0.80%
  Net loan losses to average
    portfolio loans                        0.19%         0.05%         0.15%         0.20%         0.10%         0.15%         0.09%

CAPITAL RATIOS:
  Average equity to average assets         4.92%         4.16%         3.78%         4.26%         4.46%         5.36%         7.22%
  Tier 1 risk-based capital ratio         10.73%         9.99%        10.54%        11.10%        10.78%        13.42%        14.26%
  Total risk-based capital ratio          11.98%        11.24%        11.85%        12.35%        11.62%        14.60%        16.61%
  Leverage ratio                           5.83%         4.03%         3.92%         4.32%         4.35%         4.88%         6.65%

----------
(1) Accounting change relates to new accounting standard which required write-off of previously capitalized start-up costs as of January 1, 1999.
(2)  These ratios are annualized for the periods indicated.
(3) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(4) Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days delinquent.

                       SUPPLEMENTAL FINANCIAL INFORMATION

     Statement No. 142, "Goodwill and Other Intangible Assets" is effective for fiscal years beginning January 1, 2002. Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of Statement No. 142. Capitol's previous business combinations (generally, acquisitions of minority interests) have been accounted for using the purchase method. As of June 30, 2002, the net carrying amount of reporting-unit goodwill approximated $12.8 million and other intangible assets approximated $2.6 million. Upon implementation, this new standard has not had a material effect on Capitol's consolidated financial statements, other than the elimination of goodwill amortization.

     Statement No. 142 requires that intangible assets not subject to amortization, such as Capitol's reporting-unit goodwill, be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Such potential impairment is measured by comparing the fair value of a reporting unit with its carrying amount within the consolidated group.

     When goodwill is reviewed for potential impairment, impairment losses must be charged against earnings if and when determined. Substantially all of Capitol's recorded reporting-unit goodwill relates to acquisitions of minority interests in consolidated subsidiaries. Such acquisitions have been made at modest premiums in relation to the underlying fair value of net assets when acquired. Based on management's review of recorded reporting-unit goodwill at the transition date for Statement No. 142, January 1, 2002, no impairment losses were identified as of that date.

     Paragraph 61 of Statement No. 142 requires supplemental disclosure of historical information, as adjusted to exclude amortization of goodwill no longer being amortized, which is summarized below (in $1,000s except per share amounts):

                               Six Months Ended
                                   June 30                   Year Ended December 31
                            -----------------------   ------------------------------------
                               2002         2001         2001         2000         1999
                            ----------   ----------   ----------   ----------   ----------
Net income, as reported     $    6,957   $    4,983   $   10,718   $    8,035   $    5,409
Add back -- goodwill
  amortization                      --          386          979          561          318
                            ----------   ----------   ----------   ----------   ----------

Net income, as adjusted     $    6,957   $    5,369   $   11,697   $    8,596   $    5,727
                            ==========   ==========   ==========   ==========   ==========
Net income per share,
  as reported:
     Basic                  $     0.75   $     0.64   $     1.38   $     1.14   $     0.84
                            ==========   ==========   ==========   ==========   ==========
     Diluted                $     0.73   $     0.63   $     1.35   $     1.13   $     0.83
                            ==========   ==========   ==========   ==========   ==========
Add back -- goodwill
  amortization per share:
     Basic                          --   $     0.05   $     0.12   $     0.08   $     0.05
                                         ==========   ==========   ==========   ==========
     Diluted                        --   $     0.05   $     0.12   $     0.08   $     0.05
                                         ==========   ==========   ==========   ==========
Net income per share,
  as adjusted:
     Basic                  $     0.75   $     0.69   $     1.50   $     1.22   $     0.89
                            ==========   ==========   ==========   ==========   ==========
     Diluted                $     0.73   $     0.68   $     1.47   $     1.21   $     0.88
                            ==========   ==========   ==========   ==========   ==========

                                  RISK FACTORS

     THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     INVESTING IN CAPITOL'S COMMON STOCK WILL PROVIDE YOU WITH AN EQUITY OWNERSHIP INTEREST IN CAPITOL. AS A CAPITOL SHAREHOLDER, YOUR INVESTMENT MAY BE IMPACTED BY RISKS INHERENT IN ITS BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO VOTE TO EXCHANGE YOUR DETROIT COMMON STOCK FOR CAPITOL'S COMMON STOCK.

     THIS PROXY STATEMENT/PROSPECTUS ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO CAPITOL'S FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "SEEKS," "PRO FORMA," "ANTICIPATES," AND SIMILAR EXPRESSIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

NEWLY FORMED BANKS ARE LIKELY TO INCUR SIGNIFICANT OPERATING LOSSES THAT COULD NEGATIVELY AFFECT THE AVAILABILITY OF EARNINGS TO SUPPORT FUTURE GROWTH.

     Several of Capitol's bank subsidiaries are less than three years old and Capitol's oldest bank is twenty years old. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Current accounting rules require immediate write-off, rather than capitalization, of start-up costs and, as a result, future newly formed banks are expected to report larger early period operating losses. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth.

IF CAPITOL IS UNABLE TO MANAGE ITS GROWTH, ITS ABILITY TO PROVIDE QUALITY SERVICES TO CUSTOMERS COULD BE IMPAIRED AND CAUSE ITS CUSTOMER AND EMPLOYEE RELATIONS TO SUFFER.

     Capitol has rapidly and significantly expanded its operations and anticipates that further expansion will be required to realize its growth strategy. Capitol's rapid growth has placed significant demands on its management and other resources which, given its expected future growth rate, are likely to continue. To manage future growth, Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

     -    transaction processing;

     -    operational and financial management; and

     -    training, integrating and managing Capitol's growing employee base.

FAVORABLE ENVIRONMENT FOR FORMATION OF NEW BANKS COULD CHANGE ADVERSELY, WHICH COULD SEVERELY LIMIT CAPITOL'S EXPANSION OPPORTUNITIES.

     Capitol's growth strategy includes the addition of new banks. Thus far, Capitol has experienced favorable business conditions for the formation of its small, community and customer-focused banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy its capital in new or existing banks, this could adversely affect future asset growth, earnings and the value of Capitol's common stock.

CAPITOL'S SMALL SIZE MAY MAKE IT DIFFICULT TO COMPETE WITH LARGER INSTITUTIONS BECAUSE CAPITOL IS NOT ABLE TO COMPETE WITH LARGE BANKS IN THE OFFERING OF SIGNIFICANTLY LARGER LOANS.

     Capitol endeavors to capitalize its newly formed banks with the lowest dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol's banks severely constrain the size of loans that those banks can make. In addition, many of the banks' competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

     Capitol's banks are intended to be small in size. They each generally operate from single locations. They are very small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol's banks. While it is the intention of Capitol's banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those large markets that are dominated by substantially larger regulated and unregulated financial institutions.

IF CAPITOL CANNOT RECRUIT ADDITIONAL HIGHLY QUALIFIED PERSONNEL, CAPITOL'S CUSTOMER SERVICE COULD SUFFER, CAUSING ITS CUSTOMER BASE TO DECLINE.

     Capitol's strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, Capitol's business could suffer significantly.

CAPITOL AND ITS BANKS OPERATE IN AN ENVIRONMENT HIGHLY REGULATED BY STATE AND FEDERAL GOVERNMENT; CHANGES IN FEDERAL AND STATE BANKING LAWS AND REGULATIONS COULD HAVE A NEGATIVE IMPACT ON CAPITOL'S BUSINESS.

     As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Capitol's current bank affiliates are regulated primarily by the state banking regulators and the FDIC and, in the case of one national bank, the Office of the Comptroller of the Currency (OCC).

     Federal and the various state laws and regulations govern numerous aspects of the banks' operations, including;

     -    adequate capital and financial condition,

     -    permissible types and amounts of extensions of credit and investments,

     -    permissible nonbanking activities, and

     -    restrictions on dividend payments.

     Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations. Those actions would result from the regulators' judgments based on information available to them at the time of their examination.

     The banks' operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect Capitol.

REGULATORY ACTION COULD SEVERELY LIMIT FUTURE EXPANSION PLANS.

     To carry out some of its expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

     While Capitol's recent experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Capitol, its current bank subsidiaries and future new start-up banks.

THE BANKS' ALLOWANCES FOR LOAN LOSSES MAY PROVE INADEQUATE TO ABSORB ACTUAL LOAN LOSSES, WHICH MAY ADVERSELY IMPACT NET INCOME OR INCREASE OPERATING LOSSES.

     Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb any inherent losses in the loan portfolios at the balance sheet date. Management's estimates are used to determine the allowance and are based on historical loan loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond Capitol's control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

     Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at many of Capitol's banks. Because many of Capitol's banks are young, they do not have seasoned loan portfolios, and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses.

     Widespread media reports of concerns about the health of the domestic economy have continued throughout 2002. Capitol's loan losses in this interim 2002 period have increased. Further, nonperforming loans have increased and it is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions, locally and nationally, evolve.

     In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol's operating results.

CAPITOL'S COMMERCIAL LOAN CONCENTRATION TO SMALL BUSINESSES INCREASES THE RISK OF DEFAULTS BY BORROWERS AND SUBSTANTIAL CREDIT LOSSES COULD RESULT, CAUSING SHAREHOLDERS TO LOSE THEIR INVESTMENT IN CAPITOL'S COMMON STOCK.

     Capitol's banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol's strategy emphasizes lending to small businesses and other commercial enterprises. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan. Substantial credit losses could result, causing shareholders to lose their entire investment in Capitol's common stock.

THE OPEN MARKET COMMITTEE OF THE FEDERAL RESERVE BOARD (FRBOMC) HAS TAKEN UNPRECEDENTED ACTIONS TO SIGNIFICANTLY REDUCE INTEREST RATES AND DECREASES IN INTEREST RATES MAY ADVERSELY AFFECT CAPITOL'S NET INTEREST INCOME.

     CHANGES IN NET INTEREST INCOME. Capitol's profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

     In 2001, the FRBOMC decreased interbank interest rates 11 times, which was an unprecedented action to reduce rates 475 basis points within a year. Interest rates have remained relatively stable in the first half of 2002, however, future stability and FRBOMC policy are uncertain.

     CHANGES IN THE YIELD CURVE. Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol's business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

EXISTING SUBSIDIARIES OF CAPITOL MAY NEED ADDITIONAL FUNDS TO AID IN THEIR GROWTH OR TO MEET OTHER ANTICIPATED NEEDS WHICH COULD REDUCE CAPITOL'S FUNDS AVAILABLE FOR NEW BANK DEVELOPMENT OR OTHER CORPORATE PURPOSES.

     Future growth of existing banks may require additional capital infusions or other investment by Capitol to maintain compliance with regulatory capital requirements or to meet growth opportunities. Such capital infusions could reduce funds available for development of new banks, or other corporate purposes.

CAPITOL HAS DEBT SECURITIES OUTSTANDING WHICH MAY PROHIBIT FUTURE CASH DIVIDENDS ON CAPITOL'S COMMON STOCK OR OTHERWISE ADVERSELY AFFECT REGULATORY CAPITAL COMPLIANCE.

     As of June 30, 2002, Capitol had notes payable to an unaffiliated bank outstanding in the amount of approximately $14 million. Under this credit facility, additional borrowings of $20 million are permitted, subject to certain conditions. Capitol is reliant upon its bank subsidiaries' earnings and dividends to service this debt obligation which may be inadequate to service the obligations. In the event of violation of the covenants relating to the credit facility, or due to failure to make timely payments of interest and debt principal, the lender may terminate the credit facility. In addition, upon such occurrences, dividends on Capitol's common stock may be prohibited or Capitol may be otherwise unable to make future dividends payments or obtain replacement credit facilities.

     Capitol also has three series of trust-preferred securities outstanding, totaling about $50 million, which are treated as capital for regulatory ratio compliance purposes. Although these securities are viewed as capital for regulatory purposes, they are debt securities which have numerous covenants and other provisions which, in the event of noncompliance, could have an adverse effect on Capitol. For example, these securities permit Capitol to defer the periodic payment of interest for various periods, however, if such payments are deferred, Capitol is prohibited from paying cash dividends on its common stock during deferral periods and until deferred interest is paid. Future payment of interest is dependent upon Capitol's bank subsidiaries' earnings and dividends which may be inadequate to service the obligations. Continued classification of these securities as elements of capital for regulatory purposes is subject to future changes in regulatory rules and regulations and the actions of regulatory agencies, all of which is beyond the control or influence of Capitol.

POSSIBLE VOLATILITY OF STOCK PRICE.

     The market price of Capitol's common stock may fluctuate in response to numerous factors, including variations in the annual or quarterly financial results of Capitol, or its competitors, changes by financial research analysts in their estimates of the earnings of Capitol or its competitors or the failure of Capitol or its competitors to meet such estimates, conditions in the economy in general or the banking industry in particular, or unfavorable publicity affecting Capitol, its banks, or the industry. In addition, equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market price for many companies' securities which have been unrelated to the operating performance of those companies. Any fluctuation may adversely affect the prevailing market price of Capitol's common stock.

CAPITOL'S BANK SUBSIDIARIES HAVE DECENTRALIZED MANAGEMENT WHICH COULD HAVE A NEGATIVE IMPACT ON THE RATE OF GROWTH AND PROFITABILITY OF CAPITOL AND ITS BANK SUBSIDIARIES.

     Capitol's bank subsidiaries have independent boards of directors and management teams. This decentralized structure gives the banks control over the day-to-day management of the institution including the selection of management teams, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This decentralized structure may impact Capitol's ability to uniformly implement holding company strategy at the bank level. It may slow Capitol's ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions. The structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

                               RECENT DEVELOPMENTS

     Capitol has, since the formation of its first bank (circa 1982), expanded to a total of 13 banks in the states of Michigan and Indiana. Of the 13 banks, Capitol or its management were involved in the start-up of 12; one became an affiliate through a purchase transaction.

     Capitol's expansion into the Southwestern region of the United States was made initially through its involvement in the formation of Bank of Tucson in 1996. Bank of Tucson subsequently became a subsidiary of Sun Community Bancorp through a share exchange transaction and, as a result, Sun then became a subsidiary of Capitol. In periods after 1997, Sun embarked on the development of a total of 14 banks in the states of Arizona, California, Nevada and New Mexico. Sun became a wholly-owned subsidiary of Capitol effective March 31, 2002 and was merged into Capitol on July 31, 2002.

     First California Northern Bancorp, a majority-owned subsidiary of Capitol, opened its first bank affiliate, Napa Community Bank, in early 2002.

     Nevada Community Bancorp Limited, a majority-owned subsidiary of Capitol, opened its fourth bank affiliate, Bank of Las Vegas, in early 2002.

     In early 2002, Capitol announced plans to explore bank development opportunities on a national basis. Also, in early 2002, Sunrise Bank of Arizona announced opening of two loan production offices in Texas (Dallas and Houston), a loan production office in Atlanta, Georgia, and a private banking center in Scottsdale, Arizona.

     On August 1, 2002, Capitol announced a 20% increase in its quarterly cash dividend to $0.12 per share.

     Effective September 30, 2002, two share exchange transactions were pending which, if completed, would result in Capitol issuing 447,516 shares of common stock. These two share exchanges relate to Sunrise Capital Corporation ("Sunrise") and Indiana Community Bancorp Ltd. ("ICBL"), which are majority-owned subsidiaries of Capitol. The Sunrise share exchange (for which 266,523 shares of Capitol common stock may be issued) is subject to the approval of Sunrise's shareholders (other than Capitol) at a meeting to be held on September 30, 2002. Both share exchanges are expected to be consummated effective September 30, 2002.

     In addition to the proposed Detroit share exchange, Capitol has proposed a share exchange transaction regarding East Valley Community Bank ("East Valley"), a majority-owned subsidiary of Capitol, subject to the approval of East Valley's shareholders (other than Capitol). If the East Valley share exchange is approved, Capitol estimates issuing approximately 38,000 shares of Capitol common stock.

                                 CAPITALIZATION

     The table presented below shows Capitol's actual total capitalization as of June 30, 2002, and as adjusted to reflect pending share exchanges with certain subsidiaries of Capitol (as described below) and the exchange of Capitol's common stock for Detroit's common stock as described in this proxy statement/prospectus.

                                                                               AS OF JUNE 30, 2002
                                                            -----------------------------------------------------------
                                                                    (In thousands, except per share amounts)

                                                                                                           AS ADJUSTED
                                                                                                             FOR THE
                                                                           AS ADJUSTED     AS ADJUSTED     DETROIT AND
                                                                            FOR OTHER        FOR THE      OTHER PENDING
                                                                          PENDING SHARE      DETROIT          SHARE
                                                             ACTUAL        EXCHANGES(4)    EXCHANGE(5)     EXCHANGES(6)
                                                            ---------      ------------    -----------     ------------
DEBT OBLIGATIONS ......................................     $  88,248       $  88,248       $  88,248       $  88,248

TRUST-PREFERRED SECURITIES ............................        51,551          51,551          51,551          51,551

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES .......        40,377          33,979          40,195          33,797

STOCKHOLDERS' EQUITY(1):
  Common stock, no par value; 25,000,000 shares
   authorized; issued, and outstanding:
    Actual - 10,705,378 shares ........................       112,648
    As adjusted for other pending exchanges -
      11,152,894 shares(4) ............................                       123,124
    As adjusted for the Detroit exchange -
      10,721,785 shares(5) ............................                                       112,995
    As adjusted for both the Detroit and other
      pending share exchanges - 11,169,301 shares(6) ..                                                       123,471
  Retained earnings ...................................        19,273          19,273          19,273          19,273
  Market value adjustment for available-for-sale
   securities (net of tax effect) .....................           153             153             153             153
  Less note receivable from exercise of stock options
   and unallocated ESOP shares ........................        (1,851)         (1,851)         (1,851)         (1,851)
                                                            ---------       ---------       ---------       ---------

     Total stockholders' equity .......................     $ 130,223       $ 140,699       $ 130,570       $ 141,046
                                                            =========       =========       =========       =========

Book value per share of common stock ..................     $   12.16       $   12.61       $   12.18       $   12.63
                                                            =========       =========       =========       =========

TOTAL CAPITALIZATION(2) ...............................     $ 170,600       $ 174,678       $ 170,765       $ 174,843
                                                            =========       =========       =========       =========

TOTAL CAPITAL FUNDS(3) ................................     $ 222,151       $ 226,229       $ 222,316       $ 226,394
                                                            =========       =========       =========       =========

CAPITAL RATIOS:
  Stockholders' equity to total assets ................          5.83%           6.30%           5.84%           6.31%

  Total capitalization to total assets ................          7.64%           7.82%           7.64%           7.83%

  Total capital funds to total assets .................          9.95%          10.13%           9.95%          10.14%

----------
(1) Does not include approximately 2.1 million shares of common stock issuable upon exercise of stock options. See "Management--Stock Option Program." Also, does not include approximately 59,000 warrants each of which permits the holder to purchase a share of Capitol common stock.
(2) Total capitalization includes stockholders' equity and minority interests in consolidated subsidiaries.
(3) Total capital funds include stockholders' equity, minority interests in consolidated subsidiaries and trust-preferred securities.
(4) Assumes issuance of 447,516 shares of Capitol common stock for pending share exchange transactions regarding Sunrise Capital Corporation and Indiana Community Bancorp Ltd, which are currently majority-owned subsidiaries of Capitol.
(5) Assumes issuance of 16,407 shares of Capitol common stock upon completion of Detroit share exchange.
(6) Assumes issuance of 463,923 shares of Capitol common stock upon completion of pending share exchange transactions regarding Sunrise Capital Corporation and Indiana Community Bancorp Ltd, which are currently majority-owned subsidiaries of Capitol, and the Detroit share exchange. Does not include 37,890 shares of Capitol common stock which may be issued upon shareholder approval of a share exchange regarding East Valley Community Bank, a majority-owned subsidiary of Capitol.

                      DIVIDENDS AND MARKET FOR COMMON STOCK

     Capitol's common stock is listed on the Nasdaq National Market under the symbol "CBCL." The following table shows the high and low sale prices per share of common stock as reported on the Nasdaq National Market. The table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The last reported sale price of Capitol's common stock was $16.85 on September 27, 2002.

                                                                  Cash Dividends
2001                                    High            Low            Paid
----                                  ---------      ---------       ---------
Quarter ended March 31                $  14.250      $   9.688       $    0.10
Quarter ended June 30                    15.660         12.000            0.10
Quarter ended September 30               17.500         12.250            0.10
Quarter ended December 31                15.200         12.800            0.10

2002
----
Quarter ended March 31                   16.820         13.300            0.10
Quarter ended June 30                    23.860         16.450            0.10
Quarter ending September 30
  (through September 27, 2002)           24.250         15.810            0.12

     As of ________, 2002, there were a total of approximately ______ beneficial holders of Capitol's common stock based on information supplied by its stock transfer agent and other sources.

     Holders of common stock are entitled to receive dividends when, as and if declared by Capitol's Board of Directors out of funds legally available. Although Capitol has paid dividends on its common stock for the preceding five years, there is no assurance that dividends will be paid in the future. The declaration and payment of dividends on Capitol's common stock depends upon the earnings and financial condition of Capitol, liquidity and capital requirements, the general economic and regulatory climate, Capitol's ability to service debt obligations senior to the common stock and other factors deemed relevant by Capitol's Board of Directors. Regulatory authorities impose limitations on the ability of banks to pay dividends to Capitol and the ability of Capitol to pay dividends to its shareholders.

     There is no market for Detroit's common stock. Any transfers have been made privately and are not reported. Detroit has never paid a dividend on its common stock.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus includes forward-looking statements. Capitol has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements may be impacted by risks, uncertainties and assumptions. Examples of some of the risks, uncertainties or assumptions that may impact the forward-looking statements are:

     - the results of management's efforts to implement Capitol's business strategy including planned expansion into new markets in Arizona, Nevada, New Mexico, Indiana, California and elsewhere;

     - adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;

     - adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;

     - adverse changes in real estate market conditions that could also negatively affect credit risk;

     - the possibility of increased competition for financial services in Capitol's markets;

     - fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and

     -    other factors described in "Risk Factors".

                            INFORMATION ABOUT CAPITOL

     This proxy statement/prospectus is accompanied by a copy of the following documents as indicated in Annex E:

     -    Report on Form 10-Q for period ended June 30, 2002
     -    Report on Form 10-Q for period ended March 31, 2002
     -    Annual Report to Shareholders for year ended December 31, 2001
     -    Annual Report on Form 10-K for year ended December 31, 2001
     - Proxy statement for Capitol's Annual Meeting of Shareholders held on May 2, 2002.

                            INFORMATION ABOUT DETROIT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Management's discussion and analysis of financial condition and results of operations for the periods ended June 30, 2002 and December 31, 2001 are included in this proxy statement/prospectus as part of Annex D.

FINANCIAL STATEMENTS.

     Unaudited interim condensed financial statements of Detroit as of June 30, 2002 and for the six months ended June 30, 2002 and 2001 are included in this proxy statement/prospectus as part of Annex D. Audited financial statements of Detroit as of and for the years ended December 31, 2001, 2000 and 1999 are included in this proxy statement/prospectus as part of Annex D.

VOTING SECURITIES AND PRINCIPAL HOLDERS.

     The following table shows the share holdings of each director and officer of Detroit and all directors and officers as a group. Where applicable, the table includes shares held by members of their immediate families.

                                                         Detroit shares beneficially owned
                                                   ---------------------------------------------
                                                                                  Percentage of
                                                                                   all Detroit
                                                                  Percentage         shares
                                                                    of all         excluding
                                                                   Detroit       Detroit shares
Name of Beneficial owner                             Number         shares      owned by Capitol
------------------------                           ----------     ----------    ----------------
Capitol Bancorp Ltd.                                  295,599           92.5%             N/A
                                                   ==========     ==========       ==========
Detroit's Directors and Officers:
  Ralph J. Burrell                                      1,000           0.31%            4.18%
  Vivian L. Carpenter                                   1,000           0.31%            4.18%
  Robert C. Carr                                            0             --               --
  Donald M. Davis, Jr                                     800           0.25%            3.35%
  Barbara B. Gattorn                                        0             --               --
  Douglas H. Graham                                       100           0.03%            0.42%
  John R. Hirzel                                          200           0.06%            0.84%
  Martha K. Richardson                                    200           0.06%            0.84%
  Benjamin L. Schwegman                                     0             --               --
  James F. Stapleton                                        0             --               --
  Linda A. Watters                                      1,500           0.47%            6.28%
  Neal Zalenko                                              0             --               --
                                                   ----------     ----------       ----------

     Total of Officers and Directors, as a group        4,800           1.49%           20.09%
                                                   ==========     ==========       ==========

     Other than Capitol, no individual owns 5% or more of the outstanding shares of Detroit.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     Because Detroit is already a majority-owned subsidiary of Capitol, it is already included in Capitol's consolidated financial statements. Consummation of the exchange is not expected to have a material impact on the consolidated financial position or consolidated results of operation of Capitol. Accordingly, pro forma consolidated financial information illustrating the exchange and Capitol's purchase of the minority interest of Detroit is not required to be presented in this prospectus.

                            THE ELECTION OF DIRECTORS

     Detroit's Articles of Incorporation and By-Laws provide that the number of Directors, as determined from time to time by the Board of Directors, shall be no less than (5) and no more than (25). The Board of Directors has presently fixed the number of Directors at twelve.

     The Board of Directors has nominated the twelve (12) directors named below for a one-year term. All nominees are willing to be elected and to serve in such capacity for one year and until the election and qualification of their successors. All of the nominees for election to the Board of Directors are currently members of Detroit's Board of Directors.

     The proposed nominees for election as Directors are willing to be elected and serve but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote such proxy for the person selected.

     The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected.

     The table following sets forth information regarding Detroit's Directors based on the data furnished by them:

NAME, PROFESSIONAL POSITIONS & POSITIONS HELD WITH DETROIT

Ralph J. Burrell, President, Symcon; Director

Vivian L. Carpenter, President, Atwater Entertainment Associates; Director

Robert C. Carr, Executive Vice President and Treasurer, Capitol Bancorp Limited; Director

Donald M. Davis, Jr., VP Human Resources/Support Services, Health Alliance Plan; Director

Barbara B. Gattorn, Senior Advisor to the President, Detroit Regional Chamber; Director

Douglas H. Graham, Chairman and Chief Executive Officer, Detroit Technology Ventures, L.L.C.; Director

John Hirzel, Certified Public Accountant, Hirzel, Jackson and Swaine, P.C.; Director

Martha K. Richardson, President, Services Marketing Specialists, Inc.; Director

Benjamin Schwegman, President, Schwegman & Associates, Inc.; Director

James F. Stapleton, President, B & R Consultants; Director

Linda A. Watters, President & Chief Executive Officer, Detroit Commerce Bank; Director

Neal Zalenko, Certified Public Accountant & President, Zalenko & Associates, P.C.; Director

                                  THE EXCHANGE

GENERAL

     The Detroit Board of Directors is using this proxy statement/prospectus to solicit proxies from the holders of Detroit common stock for use at the annual shareholders' meeting.

     At the annual shareholders' meeting to be held on _________, 2002, Detroit common shareholders will be asked to approve the exchange. The Plan of Share Exchange provides for Detroit's minority shareholders to exchange the 7.5% of the common stock of Detroit not owned by Capitol for Capitol common stock. Upon consummation of the exchange, Detroit will become a wholly-owned subsidiary of Capitol. In the exchange, Detroit shareholders will receive shares of Capitol's common stock.

BACKGROUND OF THE EXCHANGE

     The concept of a potential share exchange transaction with Capitol has been discussed informally from time to time from the beginning of Detroit's operations. Capitol expressed a willingness to extend an offer of an exchange around the Bank's 36th month of operation. These discussions occurred at various Detroit board meetings during that period. The objectives of the potential exchange would be to enable shareholders of Detroit to achieve liquidity in their investment, a reasonable return on their investment in the form of a `premium' and to accomplish such an exchange on a tax-free basis. Without the exchange, shareholders of Detroit will continue to hold Detroit stock which has no market and is illiquid.

     Detroit's board of directors have not solicited or received any other proposals for the potential exchange or sale of the Detroit's shares of common stock which are not owned by Capitol. If other proposals were under consideration for sale or exchange of Detroit's shares to an entity other than Capitol, Capitol would be permitted to vote its shares of Detroit. By virtue of Capitol's majority ownership of Detroit, it is likely that Capitol would not vote its shares of Detroit in favor of any other proposals regarding a share exchange or sale of the minority interest in Detroit with another party. In addition, Capitol currently has no intentions of selling its majority interest in Detroit. Hence, the only proposal under consideration is Capitol's proposal.

     Capitol based its proposal on its prior transactions whereby it has acquired the minority interest in banks it controls. In those prior transactions, Capitol has offered the minority shareholders an opportunity to exchange their bank shares for Capitol common stock on or about the 36th month of the bank's operations. Although Capitol is under no contractual obligation to make such an offer to acquire the minority interests in any of its present bank subsidiaries, it has made this proposal to Detroit's board of directors consistent with its informal discussions with Detroit's board during the past three years.

     Consensus between Capitol and Detroit's directors who are not employees or officers of Capitol was reached in September 2002, to approve the proposed exchange subject only to:

     - obtaining an independent opinion that the proposed share exchange is fair to Detroit's shareholders from a financial point of view; and

     - obtaining approval for the proposed exchange by a majority of Detroit's shares not already owned by Capitol.

     In September 2002, the Detroit board approved the Plan of Share Exchange and each agreed to call a shareholder meeting for a shareholder vote to approve the Plan of Share Exchange.

DETROIT'S REASONS FOR THE EXCHANGE.

     Detroit's reasons for the exchange are that the shareholders of Detroit will be best served by the exchange in order to maximize their shareholder value and to provide them:

     . better protection through diversification geographically and by customer base through Capitol's subsidiary banks rather than dependence upon the resources of a single bank.

     . the Detroit shareholders will receive publicly traded shares, providing them liquidity as opposed to the Detroit common stock for which there is no public market. Detroit shareholders who choose to do so may continue to hold the Capitol stock they receive in the exchange without being forced to have their investment reduced by the immediate recognition of a capital gains tax.

     . Detroit's shareholders will receive stock upon which historically there has been a dividend paid. See "Dividends and Market for Common Stock." The fact that Capitol has paid dividends for the past five years is not a guaranty that dividends will continue to be paid. Capitol's Board of Directors will declare and pay dividends as and when it appears to Capitol's board that dividends are appropriate.

CAPITOL'S REASONS FOR THE EXCHANGE

     Capitol believes that profitability of Detroit will continue to increase. As noted elsewhere in this proxy statement/prospectus, while Detroit's assets are reported as part of Capitol's assets for purposes of its consolidated financial statements, Detroit's income is attributed to Capitol only in the percentage which Capitol owns of Detroit common stock. Capitol desires to acquire the remainder of Detroit's common stock so that Capitol can include 100% of Detroit's income in Capitol's consolidated income statement.

TERMS OF THE EXCHANGE

     Terms of the exchange are set forth in the Plan of Share Exchange. The Plan of Share Exchange is included an Annex A to this proxy statement/prospectus. You should review the Plan of Share Exchange in its entirety.

     The terms of the exchange can be summarized as follows:

          Upon approval of the exchange by a majority of the 7.5% of the shares of Detroit held by shareholders other than Capitol, each share of Detroit common stock will be exchanged for shares of Capitol common stock according to a fixed exchange ratio. The exchange ratio is determined by dividing the Detroit share value by the Capitol share value. The Detroit share value shall be $15.00.

          Capitol's share value shall be $21.852, the average closing prices of Capitol common stock for the month ended June 30, 2002, as reported by the Nasdaq Stock Market, Inc.

     The exchange ratio is determined by dividing the Detroit share value by the Capitol share value. Each Detroit shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Detroit common stock calculated by multiplying the number of shares in Detroit common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

DETROIT BOARD RECOMMENDATION

     THE DETROIT BOARD HAS DETERMINED THAT THE EXCHANGE IS FAIR TO AND IN THE BEST INTERESTS OF THE DETROIT SHAREHOLDERS, HAS APPROVED THE PLAN OF SHARE EXCHANGE AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF SHARE EXCHANGE.

ACCOUNTING TREATMENT

     Capitol expects the exchange to be treated as the acquisition of a minority interest using the purchase method of accounting.

PRO FORMA DATA

     In light of the respective total assets and net income of Capitol and Detroit and since Detroit has, since its inception, always been a consolidated subsidiary of Capitol, pro forma financial statements are not included in this proxy statement/prospectus. The pro forma effect of the exchange is deemed to be immaterial.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The income tax discussion below represents the opinion of Miller, Canfield, Paddock and Stone, PLC, tax counsel to Capitol, on the material federal income tax consequences of the exchange. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, counsel did not address tax consequences that arise from rules that apply generally to all taxpayers or to some classes of taxpayers, or tax consequences that are generally assumed to be known by investors. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

     This discussion also is based upon certain representations made by Detroit and Capitol. You should read carefully the full text of the tax opinion of Miller, Canfield, Paddock and Stone, PLC. The opinion is included in this proxy statement/prospectus as Annex C. This discussion also assumes that the exchange will be effected pursuant to applicable state law and otherwise completed according to the terms of the Plan of Share Exchange. You should not rely upon this discussion if any of these factual assumptions or representations is, or later becomes, inaccurate.

     This discussion also assumes that shareholders hold their shares of Detroit common stock as a capital asset and does not address the tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws. Shareholders receiving special treatment include:

     .    banks;

     .    tax-exempt organizations;

     .    insurance companies;

     .    dealers in securities or foreign currencies;

     . Detroit shareholders who received their Detroit common stock through the exercise of employee stock options or otherwise as compensation;

     .    Detroit shareholders who are not U.S. persons; and

     . Detroit shareholders who hold Detroit common stock as part of a hedge, straddle or conversion transaction.

     The discussion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.

     Based on the assumptions and representations above, it is the opinion of Miller, Canfield, Paddock and Stone, PLC, tax counsel to Capitol, that:

     *    the exchange will qualify as a reorganization within the meaning of
          Section 368(a)(1)(B) of the Internal Revenue Code;

     * no gain or loss will be recognized by the shareholders of Detroit who exchange their Detroit common stock solely for Capitol common stock (except with respect to cash received instead of a fractional share of Capitol common stock);

     * the aggregate tax basis of the Capitol common stock received by Detroit shareholders who exchange all of their Detroit common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the Detroit common stock surrendered in exchange (reduced by any amount allocable to a fractional share of Capitol common stock for which cash is received);

     * the holding period of the Capitol common stock received will include the holding period of shares of Detroit common stock surrendered in exchange; and

     * a holder of Detroit common stock that receives cash instead of a fractional share of Capitol common stock will, in general, provided the redemption is not essentially equivalent to a dividend under
          Section 302(b)(1) of the Internal Revenue Code, recognize capital gain or loss equal to the difference between the cash amount received and the portion of the holder's tax basis in shares of Detroit common stock allocable to the fractional share; this gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the Detroit common stock exchanged for the fractional share of Capitol common stock satisfies the long-term holding period requirement.

     The tax opinion of Miller, Canfield, Paddock and Stone, PLC is not binding upon the Internal Revenue Service or the courts.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE EXCHANGE TO YOU WILL DEPEND ON YOUR PARTICULAR SITUATION. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

REGULATORY MATTERS

     Detroit is subject to regulation by the Michigan Financial Institutions Bureau and the FDIC. The Financial Institutions Bureau has been advised by Capitol of the proposed share exchange. The FDIC is not required to give permission or otherwise review the exchange prior to consummation.

     As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board. Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board's permission to acquire at least 51% of a subsidiary bank. The rules of the Federal Reserve Board do not differentiate between ownership of 51% and ownership of 100% of the stock of the subsidiary bank. Of course, Capitol received permission to acquire 51% or more ownership of Detroit prior to Detroit commencing the business of banking. Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the exchange.

     It is a condition of the exchange that the shares of Capitol stock to be issued pursuant to the Plan of Share Exchange be approved for listing on the Nasdaq Stock Market, Inc., subject to official notice of issuance. An application will be filed to list Capitol's shares. Accordingly, the shares of Capitol common stock to be issued in exchange for the Detroit common stock will be publicly tradable upon consummation of the exchange. There will be no restriction on the ability of a former Detroit shareholder to sell in the open market the Capitol common stock received (unless the Detroit shareholder is also an officer, director or affiliate of either Detroit or Capitol, in which case Rule 144 and Rule 145 issued by the SEC do impose certain restrictions on sale of Capitol common stock).

DISSENTERS' RIGHTS

     Michigan law provides that where the consideration to be received in a share exchange is common stock which is publicly tradable on a national securities exchange, or held of record by 2,000 or more persons, dissenters' rights are not available. Capitol's common stock is tradable on the National Market System of the Nasdaq Stock Market, Inc. and, accordingly, qualifies as stock traded on a national securities exchange. Therefore, no dissenters' rights will be available in the exchange.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

     This proxy statement/prospectus does not cover any resales of the Capitol common stock you will receive in the exchange, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

     All shares of Capitol common stock you will receive in the exchange will be freely transferable, except that if you are deemed to be an "affiliate" of Detroit under the Securities Act of 1933 at the time of the annual shareholders' meeting, you may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Detroit for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Detroit, and would not include shareholders who are not officers, directors or principal shareholders of Detroit.

     The affiliates of Detroit may not offer, sell or otherwise dispose of any of the shares of Capitol common stock issued to that affiliate in the exchange or otherwise owned or acquired by that affiliate:

     (1) for a period beginning 30 days prior to the exchange and continuing until financial results covering at least 30 days of post-exchange combined operations of Capitol and Detroit have been publicly filed by Capitol; or

     (2)  in violation of the Securities Act.

                          OPINION OF FINANCIAL ADVISOR

     Detroit has retained JMP Financial, Inc. to provide a financial fairness opinion in connection with the exchange. The board selected JMP Financial, Inc. to act as Detroit's financial advisor based on its qualifications, expertise and reputation. JMP Financial, Inc. has rendered its opinion, in writing, that, based upon and subject to the various considerations set forth in the opinion, the consideration to be received pursuant to the exchange by the holders of Detroit common stock is fair from a financial point of view.

     The full text of the written opinion of JMP Financial, Inc. are attached as Annex B to this proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JMP Financial, Inc. in rendering its opinion. Detroit shareholders are urged to, and should, read the opinion carefully and in its entirety. The opinion is directed to the Detroit board and addresses only the fairness from a financial point of view of the consideration received pursuant to the exchange as of the date of the respective opinion. It does not address any other aspect of the exchange and does not constitute a recommendation to any holder of Detroit common stock as to how to vote at the annual shareholders' meeting. The summary of the opinion of JMP Financial, Inc. set forth in this document is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, JMP Financial, Inc. among other things:

     . reviewed certain internal financial statements and other financial and operating data concerning Detroit prepared by the management of Detroit;

     . discussed the past and current operations and financial condition and the prospects of Detroit with senior executives of Detroit;

     . reviewed certain publicly available financial statements and other information of Capitol;

     . discussed the past and current operations and financial condition and the prospects of Capitol with senior executives of Capitol;

     . reviewed the reported prices and trading activity for Capitol common stock;

     . compared the financial performance of Detroit and Capitol and the prices and trading activity of Capitol common stock with that of certain other comparable publicly traded companies and their securities;

     . reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     .    reviewed the Plan of Share Exchange; and

     . performed such other analyses and considered such other factors as JMP Financial, Inc. deemed appropriate.

     In rendering its opinion, JMP Financial, Inc. performed the following analyses:

     (1) JMP Financial, Inc., reviewed the performance of a sample of publicly traded stocks of Michigan banks and bank holding companies. No bank or bank holding company was identical to Detroit or Capitol. JMP Financial, Inc., did, however, note that the Detroit share value and the Capitol share value were generally within the range of the share values of comparable size banks and bank holding companies.

     (2) JMP Financial, Inc., also consulted a private database to construct a group of banks and bank holding companies it deemed to be similar to either Detroit or Capitol, considering, but not limiting its analysis to, such factors as size, financial condition and performance, geography and market performance. Once again, although no bank or bank holding company was identical to Detroit or Capitol, JMP Financial, Inc., noted that the estimated share value of Capitol was within the range of trading prices of institutions of a similar size and in a similar market or markets.

     (3) JMP Financial, Inc., reviewed the pricing ratios in those mergers and acquisitions of banks and bank holding companies pending or completed during the past six months for which public information was available. JMP Financial, Inc., found that the premium to book value ratios offered to selling shareholders generally ranged from 107 percent to 281 percent, with both median and average premium to book values falling between 180 percent and 182 percent. All of these transactions involved the transfer of control to the acquiring institution. JMP also reviewed the trading prices and histories of small publicly traded banks it deemed comparable to Detroit to determine the approximate fair market value of small minority positions in those institutions and found that price-to-book value ratios ranged from 61 percent to 225 percent with averages and medians ranging from 101 to 108 percent. The banks which JMP Financial, Inc., reviewed and which it defined as "small publicly traded banks" are all listed on the Nasdaq National Market System and average a weekly trading volume of about 1/2 of one percent of their outstanding stock. Among the significant differences between these small publicly traded banks and Detroit is that the Detroit stock is illiquid. A number of historical studies and valuation practices estimate liquidity discounts in a range from 10 to 30 percent. The transaction at issue is somewhere between the sale of all of the stock of an entire financial institution and the sale of a minority block of stock in a community bank; however, JMP Financial, Inc., believes the exchange bears more characteristics of the latter than the former. The most dramatic difference, in the view of JMP Financial, Inc., between the exchange and an acquisition of all of the stock of an entire institution is the "change of control" by which the acquiring institution acquires all of the outstanding stock of the acquired institution. In such transactions, control of the acquired institution changes hands, for which the acquiring institution may pay a significant premium. In the present transaction, JMP Financial, Inc., noted that Capitol has had control of Detroit from the outset and would not be expected to pay a "premium" for control, since it already owns control of Detroit. JMP Financial, Inc., would expect that the premium over book value would be closer to the price paid in the sale of a minority block of stock in a small publicly traded bank, which in fact is the case. JMP Financial, Inc. therefore concluded that the exchange was fair to the shareholders of Detroit from a financial point of view.

     The opinion and presentation of JMP Financial, Inc. to the board of Detroit was one of many factors taken into consideration by Detroit's board in making its decision to approve the exchange. The analyses as described above should not be viewed as determinative of the opinion of the Detroit board with respect to the exchange or of whether the Detroit board would have been willing to agree to a transaction with a different form or amount of consideration.

     The Detroit board retained JMP Financial, Inc. based upon its qualifications, experience and expertise. JMP Financial, Inc. is a recognized investment banking and advisory firm which has special expertise in the valuation of banks.

     Under the terms of its engagement, JMP Financial, Inc. provided financial advisory services and a financial fairness opinion in connection with the exchange, and Detroit agreed to pay JMP Financial a fee of $8,500 plus out-of-pocket expenses. In addition, Detroit has agreed to indemnify JMP Financial, Inc. and its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws.

                                   THE CLOSING

EFFECTIVE TIME

     The exchange will be effective at 5:00 p.m., Eastern Time, on _______, 2002, and will be closed as soon as possible after the vote at the meeting of Detroit's shareholders. If the exchange is approved, as of the effective date, each outstanding share of Detroit common stock will be automatically converted into the right to receive Capitol common stock according to the exchange ratio.

SHARES HELD BY CAPITOL

     Shares of Detroit common stock owned by Capitol since its inception will be unaffected by the exchange. Those shares will not be exchanged for any securities of Capitol or other consideration.

PROCEDURES FOR SURRENDER OF CERTIFICATES; FRACTIONAL SHARES

     As soon as reasonably practicable after the effective date of the exchange, Capitol or Capitol's transfer agent will send you a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of your Detroit stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Commencing immediately after the effective date of the exchange, upon surrender by you of your stock certificates representing Detroit shares in accordance with the instructions in the letter of transmittal, you will be entitled to receive stock certificates representing shares of Capitol's common stock into which those Detroit shares have been converted, together with a cash payment in lieu of fractional shares, if any.

     After the effective date, each certificate that previously represented shares of Detroit stock will represent only the right to receive the shares of Capitol's common stock into which shares of Detroit stock were converted in the exchange, and the right to receive cash in lieu of fractional shares of Capitol's common stock as described below.

     Until your Detroit certificates are surrendered to Capitol or Capitol's agent, you will not be paid any dividends or distributions on the Capitol common stock into which your Detroit shares have been converted with a record date after the exchange, and will not be paid cash in lieu of a fractional share. When those certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Capitol common stock payable as described below will be paid to you without interest.

     Detroit's transfer books will be closed at the effective date of the exchange and no further transfers of shares will be recorded on the transfer books. If a transfer of ownership of Detroit stock that is not registered in the records of Detroit has occurred, then, so long as the Detroit stock certificates are accompanied by all documents required to evidence and effect the transfer, as set forth in the transmittal letter and accompanying instructions, a certificate representing the proper number of shares of Capitol common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with a cash payment in lieu of fractional shares, if any, and payment of dividends or distributions, if any.

     No fractional share of Capitol's common stock will be issued upon surrender of certificates previously representing Detroit shares. Instead, Capitol will pay you an amount in cash determined by multiplying the fractional share interest to which you would otherwise be entitled by the Capitol share value used in determining the exchange ratio.

FEES AND EXPENSES

     Whether or not the exchange is completed, Capitol and Detroit will each pay its own costs and expenses incurred in connection with the exchange, including the costs of (a) the filing fees in connection with Capitol's Form S-4 registration statement and this proxy statement/prospectus, (b) the filing fees in connection with any filing, permits or approvals obtained under applicable state securities and "blue sky" laws, (c) the expenses in connection with printing and mailing of the Capitol Form S-4 registration statement and this proxy statement/prospectus, and (d) all other expenses.

NASDAQ STOCK MARKET LISTING

     Capitol will promptly prepare and submit to the Nasdaq Stock Market, Inc. a listing application with respect to the maximum number of shares of Capitol common stock issuable to Detroit shareholders in the exchange, and Capitol must use reasonable best efforts to obtain approval for the listing of Capitol common shares on the Nasdaq Stock Market, Inc.

AMENDMENT AND TERMINATION

     Capitol and Detroit may amend or terminate the exchange at any time before or after shareholder approval of the Plan of Share Exchange. After shareholder approval of the exchange, it may not be further amended without the approval of the shareholders.

                        THE ANNUAL SHAREHOLDERS' MEETING

DATE, TIME AND PLACE

     The shareholders meeting will be held on ________, 2002 at Detroit Commerce Bank, 645 Griswold, Suite 70, Detroit, Michigan 48226 at 9:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE SHAREHOLDERS' MEETING

     At the shareholders' meeting, holders of Detroit common stock will vote on whether to approve the exchange. See "The Exchange". Shareholders will also vote on the election of directors for Detroit. See "Election of Directors".

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Holders of record of Detroit common stock at the close of business on September 15, 2002, the record date for the shareholders' meeting, are entitled to receive notice of and to vote at the shareholders' meeting. At August 31, 2002, 319,500 shares of Detroit common stock were issued and outstanding and held by approximately 69 holders of record. Capitol held 295,599 shares of Detroit common stock on that date and 23,901 were held by shareholders other than Capitol.

     A majority of the shares of the Detroit common stock (excluding shares held by Capitol) entitled to vote on the record date must be represented in person or by proxy at the shareholders' meeting in order for a quorum to be present for purposes of transacting business at the meeting. In the event that a quorum of common stock is not represented at the shareholders' meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Detroit common stock on the record date are each entitled to one vote per share with respect to approval of the exchange at Detroit's shareholders' meeting.

     Detroit does not expect any other matters to come before the shareholders' meeting. However, if any other matters are properly presented at the meeting for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal(s) to be presented at the meeting. Detroit is not aware of any matters expected to be presented at the meeting other than as described in the notice of the annual meeting.

VOTES REQUIRED

     Although approval of two-thirds of the shares entitled to vote is all that is required by law, Detroit and Capitol have agreed that approval of the exchange will require the affirmative vote of a majority of the shares of Detroit common stock outstanding on the record date, excluding the 92.5% of Detroit's shares held by Capitol. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the exchange.

SHARE OWNERSHIP OF MANAGEMENT

     As of the close of business on August 31, 2002, the directors and executive officers of Detroit and their affiliates were entitled to vote approximately 4,800 shares of Detroit common stock. These shares represent approximately 1.49% of the outstanding shares of Detroit common stock and 20.09% of Detroit's shares held by shareholders other than Capitol. The directors and executive officers have agreed to vote their shares of Detroit common stock in favor of the exchange.

VOTING OF PROXIES

SUBMITTING PROXIES

     You may vote by attending the shareholders' meeting and voting your shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope. If you sign a written proxy card and return it without instructions, your shares will be voted FOR the exchange at the shareholders' meeting.

     If your shares are held in the name of a trustee, bank, broker or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the shareholders' meeting.

     Shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of Detroit stock will be mailed by Capitol to former Detroit shareholders shortly after the exchange is effective.

REVOKING PROXIES

     If you are a shareholder of record, you may revoke your proxy at any time prior to the time it is voted at the shareholders' meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the president of Detroit, by a later-dated proxy signed and returned by mail or by attending the shareholders' meeting and voting in person. Attendance at Detroit's shareholders' meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the shareholders' meeting to:

                              Detroit Commerce Bank
                             645 Griswold, Suite 70
                             Detroit, Michigan 48226
                        Attn: Linda A. Watters, President

     If you require assistance in changing or revoking a proxy, you should contact Linda Watters at the address above or at phone number (313) 967-9700.

GENERAL INFORMATION

     Brokers who hold shares in street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote on non-routine matters, such as the proposal to be voted on at the shareholders' meeting, unless they receive specific instructions from the customer. These so-called broker non-votes will have the same effect as a vote against the exchange.

     Abstentions may be specified on all proposals. If you submit a proxy with an abstention, you will be treated as present at the shareholders' meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention will have the same effect as a vote against the exchange.

SOLICITATION OF PROXIES; EXPENSES

     Capitol or Detroit will pay the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Detroit may also solicit proxies from shareholders by telephone, telecopy, telegram or in person.

                        COMPARISON OF SHAREHOLDER RIGHTS

         As a result of the exchange, holders of shares of Detroit common stock will become holders of shares of Capitol common stock. The following chart summarizes the material differences between the rights of Detroit shareholders (left column), and the rights of shareholders of Capitol (right column). This summary is not intended to be complete and is qualified by reference to the Michigan Banking Code and the Michigan Business Corporation Act, as well as to Detroit's articles of incorporation and by-laws (copies of which may be obtained from Detroit) and Capitol's articles of incorporation and by-laws, (copies of which are on file with the SEC).

                                             DETROIT:                                          CAPITOL:
---------------------------------------------------------------------------------------------------------------------------
GOVERNING LAW:             Michigan Banking Code                              Michigan Business Corporation Act
                           Public Act 276 of 1999                             Public Act 284 of 1972

ASSESSABILITY OF SHARES:   Shareholders  may be assessed to restore the       Shares of common stock are non-assessable and
                           capital  of the bank up to its stated capital      shareholders have no liability in excess of
                           in the event of losses.                            their initial investment. MCLA 450.1317
                           MCLA 487.13807

AUTHORIZED BUT             Under the Banking Code, banks can only have        Capitol has authorized but unissued shares,
UNISSUED SHARES:           authorized but unissued  shares to be issued in    which may be issued by the Board of Directors
                           exchange for securities with respect to which      in the Board's discretion and without a
                           conversion privileges exist, with the approval     shareholder vote. MCLA 450.1202
                           of the Banking Commissioner.
                           MCLA 487.13801

DIVIDENDS:                 Bank shareholders may share in dividends as        Capitol common stockholders may share in
                           and when declared by the bank's Board of           dividends as and when declared by the Board
                           Directors (although none have been to date).       of Directors (see "Dividends and Market for
                           The Board of Directors may only declare            Common Stock"); dividends may be paid out
                           dividends out of net profits from operations       of any funds available unless the payment of
                           and must have a surplus equal to 20% of the        the dividend renders the business corporation
                           bank's stated capital on hand after the            insolvent. MCLA 450.1345
                           declaration and payment of any dividend.
                           MCLA 487.13806

AMENDMENT TO ARTICLES      Needs approval of the Banking Commissioner and     Approval of a majority of the shareholders.
OF INCORPORATION:          approval of a majority of the shareholders  to     MCLA 450.1611
                           amend the articles. MCLA 487.13203

ISSUANCE OF NEW SHARES:    Approval of the Banking Commissioner and a         Capitol's Board of Directors may issue new
                           two-thirds vote of the shareholders of the         shares without a vote of the shareholders
                           bank. MCLA 487.13804                               under Michigan law up to the authorized but
                                                                              unissued shares; any additional shares in
                                                                              excess of the authorized but unissued shares
                                                                              would require approval of a majority of the
                                                                              shareholders. MCLA 450.1611

VOTE ON DIRECTORS:         Detroit has 12 Directors who are elected           Capitol has 16 directors who are elected
                           annually for one-year terms. There is no           annually to one year terms. There is no
                           cumulative voting.                                 cumulative voting.

                                             DETROIT:                                          CAPITOL:
---------------------------------------------------------------------------------------------------------------------------
BUSINESS COMBINATIONS:     A consolidation of the bank with any other         A business combination involving Capitol
                           banking institution would require the approval     would require the approval of a majority of
                           of the Banking Commissioner and the approval       the outstanding shareholders. MCLA 450.1703A;
                           of a two-thirds vote of the bank's shareholders.   the Michigan Business Corporation Act has
                           MCLA 487.13701                                     certain anti-takeover provisions as described
                                                                              in "Description of the Capital Stock of
                                                                              Capitol" which are not included in the
                                                                              Michigan Banking Code.

INDEMNIFICATION OF         The Michigan Banking Code provides for the         Indemnification of directors and officers is
DIRECTORS AND OFFICERS:    indemnification of directors and officers.         provided for under the Michigan Business
                           See MCLA 487.13904-13910                           Corporation Act in substantially similar
                                                                              language to that in the Michigan Banking
                                                                              Code. See MCLA 450.1561-.1567

LIMITATION OF LIABILITY:   The Michigan Banking Code permits banking          The Michigan Business Corporation Act
                           corporations to limit the liability of directors   allows corporations to limit the liabilities
                           and officers. MCLA 487.13504. Detroit has          of  the directors and officers in substantially
                           adopted a provision in its Articles of             similar language to the Michigan Banking
                           Incorporation which limits the liability of        Code. MCLA 450.1209. Capitol has adopted
                           directors and officers to the greatest extent      a provision in its Articles of Incorporation
                           permitted by law.                                  which limits directors and officers liability
                                                                              to the greatest extent permitted by law.

                   DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL

     Capitol's Articles of Incorporation, as amended to date, authorize the issuance of up to 25,000,000 shares of common stock, without par value. Capitol's articles of incorporation do not authorize the issuance of any other class of stock. As of June 30, 2002, 10,705,378 shares of common stock were outstanding. UMB Bank, n.a., serves as transfer agent and registrar for Capitol's common stock.

     Michigan law allows Capitol's board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.

     Capitol's board of directors has authorized the issuance of the shares of common stock as described in this proxy statement/prospectus. All shares of common stock offered will be, when issued, fully paid and nonassessable.

     The following summary of the terms and provisions of the common stock does not purport to be complete and is qualified in its entirety by reference to Capitol's articles of incorporation, as amended, a copy of which is on file with the SEC, and to the Michigan Business Corporation Act ("MBCA").

RIGHTS OF COMMON STOCK

     All voting rights are vested in the holders of shares of common stock. Each share of common stock is entitled to one vote. The shares of common stock do not have cumulative voting rights, which means that a stockholder is entitled to vote each of his or her shares once for each director to be elected at any election of directors and may not cumulate shares in order to cast more than one vote per share for any one director. The holders of the common stock do not have any preemptive, conversion or redemption rights. Holders of common stock are entitled to receive dividends if and when declared by Capitol's board of directors out of funds legally available. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities. In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.

SHARES AVAILABLE FOR ISSUANCE

     The availability for issuance of a substantial number of shares of common stock at the discretion of the board of directors provides Capitol with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this proxy statement/prospectus and for the shares of common stock reserved for issuance under Capitol's stock option program.

     Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts the board of directors of Capitol may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of the board of directors of Capitol regarding the submission of an issuance to or vote by Capitol's shareholders. As noted, Capitol's shareholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol. Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board of directors of Capitol in opposing such an attempt by a third party to gain control of Capitol. The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of

Capitol. Although Capitol does not currently contemplate taking that action, shares of Company common stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

CAPITOL'S PREFERRED SECURITIES

     Capitol has issued debentures to Capitol Trust I, a Delaware business trust subsidiary of Capitol. Capitol Trust I purchased the debentures with the proceeds of preferred securities (which are traded on the Nasdaq National Stock Market under the symbol "CBCLP"). Capitol also has additional trust-preferred securities which were privately placed. Capitol has guaranteed the preferred securities. The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol's right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol's common stock. Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period. In addition, if any of these conditions have occurred and until they are cured, Capitol is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances. Capitol's obligation under the debentures, the preferred securities and the guarantee approximates $50 million at an average interest rate approximating 8.50% - 8.75% per annum, payable quarterly or semi-annually.

ANTI-TAKEOVER PROVISIONS

     In addition to the utilization of authorized but unissued shares as described above, the MBCA contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol. Those provisions include the following:

     CONTROL SHARE ACT. The MBCA contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporations.

     The act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under that act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     The act applies only to an "issuing public corporation." Capitol falls within the statutory definition of an "issuing public corporation." The act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. Capitol has not "opted out" of the provisions of the act.

     FAIR PRICE ACT. Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     As of February 15, 2002 Capitol's management beneficially owned (including immediately exercisable stock options) control of approximately 27.85% of Capitol's outstanding common stock. It is now unknown what percentage will be owned by management upon completion of the exchange. If management's shares are voted as a block, management will be able to prevent the attainment of the required supermajority approval.

     The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

                       WHERE YOU CAN FIND MORE INFORMATION

     Capitol has filed a registration statement on Form S-4 to register with the SEC the Capitol common stock to be issued to Detroit shareholders in the exchange. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Capitol in addition to being a proxy statement of Detroit for the annual meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     In addition, Capitol files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

     Public Reference Room         Chicago Regional Office Citicorp Center
     450 Fifth Street, N.W.        500 West Madison Street
     Room 1024                     Suite 1400
     Washington, D.C. 20549        Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Capitol, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about Capitol at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows Capitol to "incorporate by reference" the information it files with the SEC. This permits Capitol to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. Capitol incorporates by reference the following documents that have been filed with the SEC:

            Capitol Bancorp Ltd. SEC Filings
                   (File No. 0-18461)                      Period
            --------------------------------               ------

     *     Quarterly Report on Form 10-Q         Quarter ended June 30, 2002

     *     Quarterly Report on Form 10-Q         Quarter ended March 31, 2002

     *     Current Report on Form 8-K            Filed March 29, 2002

     *     Proxy Statement on Schedule 14A       Annual Meeting Held May 2, 2002

     *     Annual Report on Form 10-K            Year ended December 31, 2001

     *     Registration Statement on Form 8-A    Filed April 19, 1990
           filed April 19, 1990

     In addition, all subsequent documents filed with the SEC by Capitol pursuant Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/ prospectus shall be deemed to be incorporated by reference into this proxy statement/prospectus and to be a part hereof from the date of filing such documents. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or another such document shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified superseded, to constitute a part of this proxy statement/prospectus.

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY __________, 2002 TO RECEIVE THEM BEFORE THE SHAREHOLDERS' MEETING. If you request exhibits to any incorporated documents from us, Capitol will mail them to you by first class mail, or another equally prompt means, within one business day after Capitol receives your request.

     No one has been authorized to give any information or make any representation about Detroit, Capitol or the exchange, that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange, or to ask for offers of exchange, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

     The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Capitol has been supplied by Capitol, and information about Detroit has been supplied by Detroit.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the shares of Capitol common stock offered by this proxy statement/prospectus will be passed upon for Capitol by Brian English, Capitol's General Counsel. Certain federal income tax matters relating to the exchange will be passed upon for Capitol by Miller, Canfield, Paddock and Stone, PLC.

                                     EXPERTS

     The consolidated financial statements of Capitol attached and incorporated by reference in this proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, appearing elsewhere herein and incorporated herein by reference, and is attached and incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Detroit attached to this proxy statement/prospectus as Annex D have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods stated in their report, which is attached as part of Annex D, and included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                      [This page intentionally left blank]

                                     ANNEX A

                             PLAN OF SHARE EXCHANGE

     THIS PLAN OF SHARE EXCHANGE ("Plan") is entered into effective September ___, 2002 between and among CAPITOL BANCORP LTD., a Michigan corporation ("Capitol") and the SHAREHOLDERS of DETROIT COMMERCE BANK ("Bank").

                                 R E C I T A L S

     A. Detroit is a Michigan banking corporation which commenced the business of banking December 14, 1998.

     B. Capitol is now and has been since Detroit commenced the business of banking the holder of 295,599 shares (92.5%) of the duly issued and outstanding common stock of Detroit ("Detroit common stock").

     C. Detroit common stock is privately held and not traded in any public market.

     D. Capitol's common stock ("Capitol common stock") is traded on the National Market System of the Nasdaq Stock Market, Inc.

     E. Detroit's Board of Directors has determined that it would be in the best interest of Detroit's stockholders to exchange their shares of stock in Detroit for shares of Capitol common stock as described in this Plan, and Capitol is willing to make an exchange on those terms.

     The parties adopt this Plan as of the effective date.

          1. THE EXCHANGE. Each shareholder who holds Detroit common stock will exchange his, her or their shares of Detroit common stock for shares of Capitol common stock according to a fixed exchange ratio determined as follows:

               DETROIT SHARE VALUE. The value of each share of Detroit common stock shall be $15.00.

               CAPITOL SHARE VALUE. The value of each share of Capitol common stock shall be $21.852, the average of the closing prices of Capitol common stock for the month ended June 30, 2002, as reported by the Nasdaq Stock Market, Inc.

               EXCHANGE RATIO. The exchange ratio will be determined by dividing the Detroit Share Value by the Capitol Share Value.

     Each Detroit shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Detroit common stock calculated by multiplying the number of shares of Detroit common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

          2. APPROVALS NECESSARY. The following approvals will be necessary prior to the Plan becoming effective:

               a. The Board of Directors of Detroit shall have approved and adopted the Plan.

               b. The Board of Directors of Capitol (acting through its Executive Committee or otherwise, Capitol's Board having already approved the exchange in principle) shall have approved and adopted the Plan.

               c. A majority of the common stock of Detroit (exclusive of the shares held by Capitol) shall have been voted to approve and adopt the Plan at the annual meeting of the shareholders called for that purpose.

               d. The Securities and Exchange Commission shall have declared effective the Registration Statement registering the shares of stock of Capitol's common stock to be issued in the exchange.

               e. The Financial Institutions Bureau of the State of Michigan shall not have issued any objection to the Plan (a letter indicating the Financial Institutions Bureau does not object has already been received).

          3. FAIRNESS OPINION. The Board of Directors of Detroit shall have secured the opinion of a recognized firm of financial advisors that the share exchange is fair from a financial point of view to the shareholders of Detroit.

          4. TAX OPINION. Miller, Canfield, Paddock and Stone, PLC shall have issued its legal opinion that the share exchange constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and that the exchange shall not be a taxable event to the shareholders of Detroit (except to the extent of the cash received in lieu of fractional shares).

          5. SURRENDER OF CERTIFICATES. Each shareholder of Detroit common stock shall surrender to Capitol his, her or their certificate(s) for shares of Detroit common stock within thirty (30) days after the effective date of this Plan. Capitol shall direct its transfer agent, UMB Bank, n.a., to issue certificate(s) of Capitol common stock to be issued in the exchange. Certificate(s) of Capitol common stock shall be issued and registered in the same name as the shares of Detroit common stock surrendered in exchange therefor, and shall thereafter be transferable in the same manner as otherwise provided for Capitol common stock. In the event any shareholder of Detroit common stock fails to surrender his, her or their certificate(s) within thirty
(30) days of the effective date of this Plan, such certificate(s) shall nonetheless be canceled and deemed surrendered, and certificate(s) for Capitol common stock shall be issued and registered in the name of the person who is the registered holder on the books of Detroit on the effective date of this Plan, and the Detroit certificate(s) shall thereafter be null and void and of no force or effect whatever.

          6. NEW BANK CERTIFICATE. Detroit shall issue its certificate registering in the name of Capitol all shares of stock now registered to shareholders other than Capitol.

                                     ANNEX B

JMP FINANCIAL, INC.
753 GRAND MARAIS
GROSSE POINTE PARK, MI 48230
TEL/FAX (313) 824-1711

                                                              September 30, 2002

Board of Directors
Detroit Commerce Bank
645 Griswold, Suite 70
Detroit, Michigan 48226

Gentlemen:

     We have examined the proposed Plan of Share Exchange (the "Agreement") dated _______, 2002, to be entered into between Capitol Bancorp Ltd., a Michigan Corporation ("CBCL") and the shareholders (the "Shareholders") of Detroit Commerce Bank ("Detroit"), a Michigan Corporation by which CBCL shall acquire from the Shareholders their outstanding shares of Detroit, not already owned by CBCL, in exchange for shares of CBCL (the "Exchange").

     The terms of the transaction contemplated by the Agreement provide that each share of Detroit's common stock, not already owned by CBCL and issued and outstanding as of _______, 2002 (the "Effective Date") shall be exchanged, pursuant to the Exchange Ratio specified in the Agreement, into shares of CBCL. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange.

     JMP Financial, Inc. ("JMP"), as a regular part of its investment banking business, is engaged in the valuation of the securities of commercial and savings banks as well as the holding companies of commercial and savings banks in connection with mergers, acquisition, and divestitures, and for other purposes.

     In connection with this engagement and rendering this opinion, we reviewed materials deemed necessary and appropriate by us under the circumstances, including;

     * Audited financial statements of Detroit and CBCL for the years ended December 31, 2001, 2000 and 1999, as available;
     * Unaudited financial statements of Detroit for the period ended June 30, 2002;
     * Certain unaudited internal financial information concerning the capital ratios of Detroit;
     *    Publicly available information concerning CBCL;
     * Publicly available information with respect to certain other bank holding companies, which we deemed, appropriate, including competitors of CBCL and Detroit;
     * Publicly available information with respect to the nature and terms of certain other transactions which we consider relevant;
     *    The Agreement;
     * Reviewed certain historical market prices and trading volumes of Detroit's and CBCL's common stock to the extent reasonably available.

Page Two
Board of Directors
Detroit Commerce Bank
September 30, 2002


     We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial statements and other information reviewed by us for the purposes of the opinion expressed herein. We have not made an independent evaluation or appraisal of the assets and liabilities of Detroit or CBCL or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Additionally, we are not experts in the evaluation of reserves for loan losses, and we have not reviewed any individual credit files. For purposes of this opinion, we have assumed that CBCL's and Detroit's loan loss reserves are adequate in all material respects and that, in the aggregate, other conditions at CBCL and Detroit are satisfactory and this opinion is conditioned upon such assumption. We have also assumed that there has been no material change in Detroit's or CBCL's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to us for Detroit and CBCL, respectively. This opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may effect the opinion and that JMP does not have any litigation to update, revise or reaffirm it.

     The opinion expressed herein is being rendered to the Board of Directors of Detroit for its use in evaluation of the proposed transaction, assuming the transaction is consummated upon the terms set forth in the Agreement.

     Based upon the terms and conditions of the Exchange and the current market value of CBCL's common stock, and based further upon such other considerations as we deem relevant, JMP is, subject to the foregoing, of the opinion on the date hereof, that the consideration to be received by the Shareholders in the Exchange would be fair from a financial point of view if the transaction contemplated by the Agreement is in fact consummated pursuant to the terms thereof.

                                        Sincerely,

                                        /s/ John Palffy

                                        John Palffy
                                        President
                                        JMP Financial, Inc.

                                     ANNEX C

               OPINION OF MILLER, CANFIELD, PADDOCK AND STONE, PLC


                               September 30, 2002

Capitol Bancorp Limited
200 Washington Square North, 4th Floor
Lansing, Michigan  48933

     Re:  Federal Tax Consequences of Plan of Share Exchange

Gentlemen:

     We have acted as special counsel to Capitol Bancorp Limited ("Capitol") in connection with the Plan of Share Exchange (the "Plan") between Capitol and the shareholders of Detroit Commerce Bank ("Detroit") dated as of __________, 2002.

     Capitol has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to the common shares of Capitol to be issued to holders of shares of common stock of Detroit in connection with the Plan. In addition, Capitol has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement"). In rendering our opinion, we have relied upon the facts stated in the Proxy Statement, the representations provided to us by Capitol and Detroit, as summarized below, and upon such other documents as we have deemed appropriate, including the information about Capitol and Detroit referenced in the Proxy Statement.

     We have assumed that (i) all parties to the Plan, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Plan, (ii) all facts, information, statements and representations qualified by the knowledge and/or belief of Capitol and/or Detroit will be complete and accurate as of the effective date of the Plan as though not so qualified, (iii) the Plan will be consummated pursuant to the terms and conditions set forth in the Plan without the waiver or modification of any such terms and conditions, and (iv) the Plan will be authorized by and will be effected pursuant to applicable state law. We have also assumed that each Detroit shareholder holds the shares of Detroit common stock to be surrendered under the Plan as a capital asset.

     This opinion does not address the specific tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws, including: (i) banks; (ii) tax-exempt organizations;
(iii) insurance companies; (iv) dealers in securities or foreign currencies; (v) Detroit shareholders, if any, who received their Detroit common stock through the exercise of employee stock options or otherwise as compensation; (vi) Detroit shareholders who are not U.S. persons; and (vii) Detroit shareholders who hold Detroit common stock as part of a hedge, straddle, or conversion transaction.

     Our opinion also does not address any consequences arising under the laws of any state, locality, or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.

Capitol Bancorp Limited
September 30, 2002
Page 2


     Our opinion is predicated on the accuracy of the following representations provided to us by Capitol:

     1. The fair market value of the Capitol common stock to be received by the Detroit shareholders will be approximately equal to the fair market value of the Detroit common stock surrendered under the Plan.

     2. Capitol has no plan or intention to liquidate Detroit; to merge Detroit into another corporation; to cause Detroit to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the Detroit common stock acquired in the transaction.

     3. Capitol has no plan or intention to reacquire any of its common stock issued under the Plan.

     4. Capitol, Detroit, and the shareholders of Detroit will pay their respective expenses, if any, incurred in connection with the Plan.

     5. The only consideration that will be received by the shareholders of Detroit for their common stock of Detroit is voting common stock of Capitol. Further, no liabilities of Detroit or any Detroit shareholder will be assumed by Capitol, nor will any of the Detroit stock acquired by Capitol be subject to any liabilities.

     6. Capitol will not own as of immediately before the effective date of the Plan, directly or indirectly, any Detroit common stock other than the Detroit common stock first acquired by Capitol upon the formation of Detroit June 30, 1999.

     7. Capitol will not make any cash payments, directly or indirectly, to dissenting shareholders of Detroit, nor will Capitol, directly or indirectly, reimburse Detroit for any payments made by Detroit to dissenting shareholders.

     8. Any cash payment made by Capitol to Detroit shareholders in lieu of fractional shares of Capitol is solely for the purpose of avoiding the expense and inconvenience to Capitol of issuing fractional shares and does not represent separately bargained-for consideration.

     9. Capitol is not an investment company as defined in Section 368(a)(2)(F)(iii) or (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

     10. The Plan will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and Capitol has no plan or intention to waive or modify any such material condition.

Capitol Bancorp Limited
September 30, 2002
Page 3


     Our opinion is also predicated on the accuracy of the following representations provided to us by Detroit:

     1. The Plan will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and Detroit has no plan or intention to waive or modify any such material condition.

     2. The fair market value of the Capitol common stock to be received by the Detroit shareholders will be approximately equal to the fair market value of the Detroit common stock surrendered under the Plan.

     3. Detroit has no plan or intention to issue additional shares of its stock that would result in Capitol losing "control" of Detroit within the meaning of
Section 368(c) of the Code.

     4. Capitol, Detroit, and the shareholders of Detroit will pay their respective expenses, if any, incurred in connection with the Plan.

     5. At the time the Plan is executed, Detroit will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in Detroit.

     6. Following the execution of the Plan, Detroit will continue its historic business or use a significant portion of its historic business assets in a business.

     7. Detroit is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     8. Detroit will pay any dissenting shareholders the value of their stock out of its own funds.

     9. On the effective date of the Plan, the fair market value of the assets of Detroit will exceed the sum of its liabilities plus, the liabilities, if any, to which the assets are subject.

     Based upon and subject to the foregoing, and subject to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned "Material Federal Income Tax Consequences" and incorporated by reference in this opinion, we are of the opinion that:

          1) The exchange will qualify as a reorganization within the meaning of
Section 368(a)(1)(B) of the Code;

          2) No gain or loss will be recognized by the shareholders of Detroit who exchange their Detroit common stock solely for Capitol common stock (except with respect to cash received instead of fractional shares of Capitol common stock);

          3) The aggregate tax basis of the Capitol common stock received by Detroit shareholders who exchange all of their Detroit common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the Detroit common stock surrendered in the exchange (reduced by any adjusted basis allocable to a fractional share of Capitol common stock for which cash is received);

Capitol Bancorp Limited
September 30, 2002
Page 4


          4) The holding period of the Capitol common stock received by a former shareholder of Detroit will include the holding period of shares of Detroit common stock surrendered in the exchange; and

          5) A holder of Detroit common stock who receives a cash payment instead of a fractional share of Capitol common stock will recognize capital gain or loss to the extent such cash payment is treated pursuant to Section 302 of the Code as made in exchange for the fractional share. Such gain or loss will be equal to the difference between the cash amount received and the portion of the holder's adjusted basis in shares of Detroit common stock allocable to the fractional share, and such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the Detroit common stock satisfies the long-term holding period requirement.

     No opinion is expressed on any matters other than those specifically stated. This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement and to the use of our name in that portion of the Proxy Statement captioned "Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                    Very truly yours,

                                    /s/ Miller, Canfield, Paddock and Stone, PLC

                                    Miller, Canfield, Paddock and Stone, PLC

                                     ANNEX D

              FINANCIAL INFORMATION REGARDING DETROIT COMMERCE BANK


Management's discussion and analysis of financial condition
  and results of operations..............................................    D-2

Condensed interim financial statements as of and for the six months
  ended June 30, 2002 and 2001 (unaudited)...............................    D-5

Audited financial statements as of and for the years ended December 31,
  2001, 2000 and 1999....................................................   D-11

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations
                              DETROIT COMMERCE BANK
                PERIODS ENDED JUNE 30, 2002 AND DECEMBER 31, 2001

FINANCIAL CONDITION

Detroit Commerce Bank is engaged in commercial banking activities from its sole location in Detroit, Michigan. From its inception in December 1998, the Bank provides a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in its community.

Total assets approximated $31.8 million at June 30, 2002, compared with $33.8 million at December 31, 2001. The Bank's total assets approximated $30.3 million at year-end 2000.

Total portfolio loans approximated $28.4 million at June 30, 2002, a slight decrease of approximately $800,000 from the $29.2 million level at December 31, 2001. At December 31, 2000, total portfolio loans approximated $21.1 million. Portfolio loan growth since 1998 has been significant. Commercial loans approximated 99% of total portfolio loans at June 30, 2002 consistent with the Bank's emphasis on commercial lending activities. Installment loans approximated 1% of total portfolio loans at June 30, 2002.

The allowance for loan losses at June 30, 2002 approximated $328,000 or 1.15% of total portfolio loans, compared to an allowance ratio of 1.20% at December 31, 2001.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors. The allowance for loan losses is based upon management's estimate of potential loan losses incurred at the respective balance sheet dates.

Net loan charge-offs approximated $61,000 for the first half of 2002 (none in the corresponding interim 2001 period). Net loan charge-offs approximated $171,000 for the year ended December 31, 2001 (none in 2000 or 1999).

The Bank's growth has been funded primarily by deposits, most of which are interest-bearing. Total deposits approximated $28.8 million at June 30, 2002, a decrease of approximately $1.8 million from the $30.6 million level at December 31, 2001. Deposits increased significantly in 2000 to $27.6 million.

The Bank emphasizes obtaining noninterest-bearing deposits as a means to reduce its cost of funds. Noninterest-bearing deposits approximated $3.4 million at June 30, 2002 or about 12% of total deposits, a decrease of approximately $900,000 from December 31, 2001. Noninterest-bearing deposits fluctuate significantly from day to day, depending upon customer account activity.

Stockholders' equity approximated $2.7 million at June 30, 2002 or approximately 8.6% of total assets. Capital adequacy is discussed elsewhere in this narrative.

RESULTS OF OPERATIONS

The Bank's net loss for the six months ended June 30, 2002 approximated $29,000, compared with $86,000 in the six month 2001 period.

The Bank's net loss in 2001 was $187,000. For the year ended December 31, 2000, the Bank reported net income of $10,000, compared to a net loss of $341,000 in the Bank's first full calendar year of operations in 1999.

The principal source of operating revenues is interest income. Total interest income for the six months ended June 30, 2002 approximated $1.1 million, compared with $1.3 million in the first six months of 2001. The interim 2002 decrease in interest income (and interest expense) relates primarily to lower interest rates. For the year ended December 31, 2001, total interest income approximated $2.5 million, compared with $2.4 million in 2000 and $1.6 million in 1999.

Interest expense on deposits has also changed significantly during these periods, consistent with changes in interest rates and the growth in the interest-bearing deposits. Total interest expense approximated $428,000 for the six months ended June 30, 2002, compared with $729,000 for the first six months of 2001. For the year ended December 31, 2001, total interest expense approximated $1.4 million, compared with $1.2 million in 2000 and $898,000 in 1999.

Net interest income approximated $709,000 for the six months ended June 30, 2002, compared with $547,000 for the 2001 corresponding period. Net interest income for the year ended December 31, 2001 approximated $1.2 million, compared with $1.2 million in 2000 and $700,000 in 1999.

Provisions for loan losses ($38,000 and $70,000 for the six months ended June 30, 2002 and 2001, respectively; $277,000 for the year ended December 31, 2001, $36,000 in 2000 and $203,000 in 1999) have been based primarily upon amounts necessary to increase the allowance for loan losses to the regulatorily-imposed ratio requirement of not less than 1% of total portfolio loans outstanding.

Noninterest income has also increased. Total noninterest income approximated $51,000 for the six months ended June 30, 2002 ($32,000 in the corresponding period in 2001) and approximated $84,000 for the year ended December 31, 2001, $46,000 in 2000 and $32,000 in 1999.

Noninterest expenses have increased significantly during the period of the Bank's existence. Total noninterest expense approximated $774,000 for the six months ended June 30, 2002, compared with $647,000 for the corresponding 2001 period. For the year ended December 31, 2001, total noninterest expense approximated $1.3 million, compared with $1.2 million in 2000 and $1.0 million in the 1999 period.

The principal component of noninterest expense is salaries and employee benefits which has increased during these periods based upon the increased staffing required to serve customers and to facilitate growth.

LIQUIDITY AND CAPITAL RESOURCES

The principal funding source for asset growth and loan origination activities is deposits. Changes in deposits and loans were previously discussed in this narrative. As stated previously, most of the deposit growth has been deployed into commercial loans, consistent with the Bank's emphasis on commercial lending activities.

Cash and cash equivalents approximated $2.4 million at June 30, 2002, compared with $3.7 million at December 31, 2001 and $5.1 million at December 31, 2000. As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes the Bank's liquidity position at June 30, 2002 is adequate to fund loan demand and to meet depositor needs.

In addition to cash and cash equivalents, a source of long-term liquidity is the Bank's portfolio of marketable investment securities. Liquidity requirements have not historically necessitated the sale of investments in order to meet liquidity needs. The Bank also has not engaged in active trading of its investments and has no intention of doing so in the foreseeable future. At June 30, 2002 and December 31, 2001, the Bank had approximately $504,000 and $513,000, respectively, of investment securities classified as available for sale which can be utilized to meet various liquidity needs as they arise.

The Bank has secured lines of credit with the Federal Home Loan Bank of Indianapolis. Availability on this credit facility approximated $479,000 at June 30, 2002.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies. In the case of Detroit Commerce Bank, as a young bank, it is subject to a more restrictive requirement than is applicable to most banks inasmuch as the Bank must maintain a capital-to-asset ratio of not less than 8% for its early years of operation.

Since inception, the Bank's asset growth has been significant. In order to maintain compliance with the above-mentioned ratio requirement, Capitol Bancorp Ltd., the Bank's majority owner, has made capital infusions amounting to $310,000 through June 30, 2002. Those capital infusions have been accounted for as an increase in the Bank's surplus account, specifically earmarked as supplemental capital infusions from the Bank's parent. Such capital infusions, however, have not been treated as a change in the parent's ownership percentage of the Bank.

IMPACT OF NEW ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, BUSINESS Combinations, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This standard did not have a material effect on the Bank's financial statements.

Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, was January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of June 30, 2002 and December 31, 2001, the Bank had no recorded goodwill.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Detroit's consolidated financial statements.

                              DETROIT COMMERCE BANK

                                   ----------

                     CONDENSED INTERIM FINANCIAL STATEMENTS

                     SIX MONTHS ENDED JUNE 30, 2002 AND 2001

BALANCE SHEETS

DETROIT COMMERCE BANK

                                                               June 30         December 31
                                                                2002              2001
                                                             ------------      ------------
                                                              (unaudited)
ASSETS
Cash and due from banks                                      $  2,337,085      $    400,560
Interest-bearing deposits with banks                                7,477            16,494
Federal funds sold                                                100,000         3,300,000
                                                             ------------      ------------
               Cash and cash equivalents                        2,444,562         3,717,054
Investment securities:
     Available for sale, carried at market value                  504,062           512,812
     Held for long-term investment, carried at amortized
       cost which approximates market value                        61,900            37,200
                                                             ------------      ------------
               Total investment securities                        565,962           550,012
Portfolio loans:
     Commercial                                                28,225,662        28,991,968
     Real estate mortgage                                           2,041             2,547
     Installment                                                  209,968           248,468
                                                             ------------      ------------
               Total portfolio loans                           28,437,671        29,242,983
     Less allowance for loan losses                              (328,000)         (351,000)
                                                             ------------      ------------
               Net portfolio loans                             28,109,671        28,891,983
Premises and equipment                                            342,814           320,558
Accrued interest income                                           167,311           168,965
Other assets                                                      160,441           119,696
                                                             ------------      ------------

               TOTAL ASSETS                                  $ 31,790,761      $ 33,768,268
                                                             ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing                                     $  3,444,781      $  4,347,850
     Interest-bearing                                          25,353,100        26,227,596
                                                             ------------      ------------
               Total deposits                                  28,797,881        30,575,446
Accrued interest on deposits and other liabilities                247,847           413,350
                                                             ------------      ------------
               Total liabilities                               29,045,728        30,988,796

STOCKHOLDERS' EQUITY:
Common stock, par value $6.50 per share,
     319,500 shares authorized,
     issued and outstanding                                     2,076,750         2,076,750
Surplus                                                         1,233,250         1,233,250
Retained-earnings deficit                                        (567,648)         (538,984)
Market value adjustment (net of tax effect) for
  investment securities available for sale                          2,681             8,456
                                                             ------------      ------------
               Total stockholders' equity                       2,745,033         2,779,472
                                                             ------------      ------------
               TOTAL LIABILITIES AND
                 STOCKHOLDERS' EQUITY                        $ 31,790,761      $ 33,768,268
                                                             ============      ============

See notes to interim financial statements.

STATEMENTS OF OPERATIONS (UNAUDITED)

DETROIT COMMERCE BANK

                                                               Six Months Ended
                                                                   June 30
                                                        ------------------------------
                                                            2002              2001
                                                        ------------      ------------
Interest income:
     Portfolio loans (including fees)                   $  1,109,006      $  1,056,518
     Taxable investment securities                            14,502            71,127
     Federal funds sold                                       11,567           135,014
     Interest-bearing deposits with banks and other            1,460            13,106
                                                        ------------      ------------
               Total interest income                       1,136,535         1,275,765

Interest expense:
     Demand deposits                                          17,727            55,477
     Savings deposits                                          1,005             2,099
     Time deposits                                           408,909           671,624
                                                        ------------      ------------
               Total interest expense                        427,641           729,200
                                                        ------------      ------------
               Net interest income                           708,894           546,565
Provision for loan losses                                     37,654            69,951
                                                        ------------      ------------
               Net interest income after
                 provision for loan losses                   671,240           476,614

Noninterest income:
     Service charges on deposit accounts                      30,694            12,617
     Trust income                                                736               610
     Other                                                    19,932            18,276
                                                        ------------      ------------
               Total noninterest income                       51,362            31,503

Noninterest expense:
     Salaries and employee benefits                          331,831           273,654
     Occupancy                                                95,708            93,987
     Other                                                   346,728           279,774
                                                        ------------      ------------
               Total noninterest expense                     774,267           647,415
                                                        ------------      ------------
               Loss before federal income taxes              (51,665)         (139,298)
Federal income taxes (benefit)                               (23,000)          (53,000)
                                                        ------------      ------------

               NET LOSS                                 $    (28,665)     $    (86,298)
                                                        ============      ============

               NET LOSS PER SHARE                       $      (0.09)     $      (0.27)
                                                        ============      ============

See notes to interim financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

DETROIT COMMERCE BANK

                                                                                                       Accumulated
                                                                                         Retained-        Other
                                                          Common                         Earnings     Comprehensive
                                                           Stock          Surplus         Deficit         Income          Total
                                                        ------------    ------------    -----------    ------------    ------------
SIX MONTHS ENDED JUNE 30, 2001
------------------------------
Balances at January 1, 2001                             $  2,076,750    $    923,250    $  (351,861)   $     (3,362)   $  2,644,777

Supplemental capital infusions from Capitol
  Bancorp Limited                                                            310,000                                        310,000

Components of comprehensive loss:
  Net loss for the period                                                                   (86,298)                        (86,298)
  Market value adjustment for investment
    securities available for sale (net of tax effect)                                                        11,039          11,039
                                                                                                                       ------------
       Comprehensive loss for the period                                                                                    (75,259)
                                                        ------------    ------------    -----------    ------------    ------------

  BALANCES AT JUNE 30, 2001                             $  2,076,750    $  1,233,250    $  (438,159)   $      7,677    $  2,879,518
                                                        ============    ============    ===========    ============    ============

SIX MONTHS ENDED JUNE 30, 2002
------------------------------
Balances at January 1, 2002                             $  2,076,750    $  1,233,250    $  (538,983)   $      8,456    $  2,779,473

Components of comprehensive loss:
  Net loss for the period                                                                   (28,665)                        (28,665)
  Market value adjustment for investment
    securities available for sale (net of tax effect)                                                        (5,775)         (5,775)
                                                                                                                       ------------
       Comprehensive loss for the period                                                                                    (34,440)
                                                        ------------    ------------    -----------    ------------    ------------

    BALANCES AT JUNE 30, 2002                           $  2,076,750    $  1,233,250    $  (567,648)   $      2,681    $  2,745,033
                                                        ============    ============    ===========    ============    ============

See notes to interim financial statements.

STATEMENTS OF CASH FLOWS (UNAUDITED)

DETROIT COMMERCE BANK

                                                                     Six Months Ended
                                                                          June 30
                                                               ------------------------------
                                                                   2002              2001
                                                               ------------      ------------
OPERATING ACTIVITIES
  Net loss for the period                                      $    (28,665)     $    (86,298)
  Adjustments to reconcile net loss to net
    cash provided (used) by operating activities:
      Provision for loan losses                                      37,654            69,951
      Depreciation of premises and equipment                         31,048            51,327
      Net accretion of investment security discounts                                   (6,790)
      Deferred taxes                                                (23,000)          (53,000)
  Increase in accrued interest income and other assets              (13,114)          (20,396)
  Increase (decrease) in accrued interest on deposits and
    other liabilities                                              (165,503)          305,575
                                                               ------------      ------------
          NET CASH PROVIDED (USED) BY
            OPERATING ACTIVITIES                                   (161,580)          260,369

INVESTING ACTIVITIES
  Proceeds from maturities of investment securities
    available for sale                                                              2,500,000
  Purchases of investment securities held for long-term
    investment                                                      (24,700)          (11,100)
  Net decrease (increase) in portfolio loans                        744,658        (5,969,904)
  Purchases of premises and equipment                               (53,305)
                                                               ------------      ------------
          NET CASH PROVIDED (USED) BY
            INVESTING ACTIVITIES                                    666,653        (3,481,004)

FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits, NOW accounts
    and savings accounts                                         (1,010,766)        3,492,209
  Net decrease in certificates of deposit                          (766,799)         (399,479)
  Supplemental capital infusions from majority stockholder                            310,000
                                                               ------------      ------------
          NET CASH PROVIDED (USED) BY
            FINANCING ACTIVITIES                                 (1,777,565)        3,402,730
                                                               ------------      ------------
          INCREASE (DECREASE) IN CASH AND
            CASH EQUIVALENTS                                     (1,272,492)          182,095
Cash and cash equivalents at beginning of period                  3,717,054         5,124,556
                                                               ------------      ------------

          CASH AND CASH EQUIVALENTS AT END
            OF PERIOD                                          $  2,444,562      $  5,306,651
                                                               ============      ============

See notes to interim financial statements.

                NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)

                              DETROIT COMMERCE BANK


NOTE A--BASIS OF PRESENTATION

     The accompanying condensed financial statements of Detroit Commerce Bank have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

     The statements do, however, include all adjustments of a normal recurring nature which Detroit considers necessary for a fair presentation of the interim periods.

     The results of operations for the six-month period ended June 30, 2002 are not necessarily indicative of the results to be expected for the year ending December 31, 2002.

NOTE B--NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This standard did not have a material effect on the Bank's consolidated financial statements.

     Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, was January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of December 31, 2001 and June 30, 2002, the Bank had no recorded goodwill.

     A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Detroit's consolidated financial statements.

                              DETROIT COMMERCE BANK

                                   ----------

                              FINANCIAL STATEMENTS

                 PERIODS ENDED DECEMBER 31, 2001, 2000 AND 1999

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Detroit Commerce Bank

We have audited the accompanying balance sheets of Detroit Commerce Bank as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Detroit Commerce Bank as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ BDO Seidman, LLP


Grand Rapids, Michigan
January 31, 2002

BALANCE SHEETS

DETROIT COMMERCE BANK

                                                            December 31
                                                    ---------------------------
                                                        2001           2000
                                                    ------------   ------------
ASSETS
Cash and due from banks                             $    400,560   $    674,556
Interest-bearing deposits with banks                      16,494
Federal funds sold                                     3,300,000      4,450,000
                                                    ------------   ------------
          Cash and cash equivalents                    3,717,054      5,124,556
Investment securities--Note B:
     Available for sale, carried at market value         512,812      3,488,168
     Held for long-term investment, carried at
       amortized cost which approximates
       market value                                       37,200         26,100
                                                    ------------   ------------
          Total investment securities                    550,012      3,514,268
Portfolio loans--Note C:
     Commercial                                       28,991,968     20,977,850
     Real estate mortgage                                  2,547          5,062
     Installment                                         248,468         98,383
                                                    ------------   ------------
          Total portfolio loans                       29,242,983     21,081,295
     Less allowance for loan losses                     (351,000)      (245,000)
                                                    ------------   ------------
          Net portfolio loans                         28,891,983     20,836,295
Premises and equipment--Note E                           320,558        416,013
Accrued interest income                                  168,965        189,117
Other assets                                             119,696        188,968
                                                    ------------   ------------

          TOTAL ASSETS                              $ 33,768,268   $ 30,269,217
                                                    ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing                            $  4,347,850   $  1,974,691
     Interest-bearing--Note G                         26,227,596     25,596,372
                                                    ------------   ------------
          Total deposits                              30,575,446     27,571,063
Accrued interest on deposits and other liabilities       413,350         53,377
                                                    ------------   ------------
          Total liabilities                           30,988,796     27,624,440

STOCKHOLDERS' EQUITY--Note K:
Common stock, par value $6.50 per share,
     319,500 shares authorized,
     issued and outstanding                            2,076,750      2,076,750
Surplus                                                1,233,250        923,250
Retained-earnings deficit                               (538,984)      (351,861)
Market value adjustment (net of tax effect) for
  investment securities available for sale                 8,456         (3,362)
                                                    ------------   ------------
          Total stockholders' equity                   2,779,472      2,644,777
                                                    ------------   ------------
          TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                    $ 33,768,268   $ 30,269,217
                                                    ============   ============

See notes to financial statements.

STATEMENTS OF OPERATIONS

DETROIT COMMERCE BANK

                                                                - Year Ended December 31 -
                                                          2001              2000             1999
                                                      ------------      ------------     ------------
Interest income:
     Portfolio loans (including fees)                 $  2,271,987      $  1,953,299     $  1,112,683
     Taxable investment securities                          92,529           263,293          152,419
     Federal funds sold                                    157,546           143,424          256,999
     Other                                                  13,868             3,745           75,798
                                                      ------------      ------------     ------------
          Total interest income                          2,535,930         2,363,761        1,597,899

Interest expense on deposits                             1,363,701         1,205,392          898,278
                                                      ------------      ------------     ------------
          Net interest income                            1,172,229         1,158,369          699,621
Provision for loan losses--Note C                          276,951            36,000          203,000
                                                      ------------      ------------     ------------
          Net interest income after provision
            for loan losses                                895,278         1,122,369          496,621

Noninterest income:
     Service charges on deposit accounts                    42,577            16,298            8,256
     Trust fee income                                        2,996                47
     Other                                                  38,282            29,820           23,367
                                                      ------------      ------------     ------------
          Total noninterest income                          83,855            46,165           31,623

Noninterest expense:
     Salaries and employee benefits                        542,843           470,545          360,555
     Occupancy                                             198,947           176,780          171,876
     Equipment rent, depreciation and maintenance          103,732           101,020           96,098
     Other                                                 475,734           403,506          413,226
                                                      ------------      ------------     ------------
          Total noninterest expense                      1,321,256         1,151,851        1,041,755
                                                      ------------      ------------     ------------
Income (loss) before federal income taxes and
  minority interest                                       (342,123)           16,683         (513,511)
Federal income taxes (benefit)--Note F                    (155,000)            7,000         (173,000)
                                                      ------------      ------------     ------------

          NET INCOME (LOSS)                           $   (187,123)     $      9,683     $   (340,511)
                                                      ============      ============     ============

          NET INCOME (LOSS) PER SHARE                 $      (0.59)     $        .03     $      (1.07)
                                                      ============      ============     ============

See notes to financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

DETROIT COMMERCE BANK

                                                                                                Accumulated
                                                                                 Retained-         Other
                                                  Common                         Earnings      Comprehensive
                                                   Stock          Surplus         Deficit          Income          Total
                                                ------------    ------------    ------------    ------------    ------------
Balances at January 1, 1999                     $  2,076,750    $    923,250    $    (21,033)   $         -0-   $  2,978,967

Components of comprehensive loss:
  Net loss for 1999                                                                 (340,511)                       (340,511)
  Market value adjustment for investment
     securities available for sale (net of
     income tax effect)                                                                              (47,414)        (47,414)
                                                                                                                ------------
          Comprehensive loss for 1999                                                                               (387,925)
                                                ------------    ------------    ------------    ------------    ------------

     BALANCES AT DECEMBER 31, 1999                 2,076,750         923,250        (361,544)        (47,414)      2,591,042

Components of comprehensive income:
  Net income for 2000                                                                  9,683                           9,683
  Market value adjustment for investment
     securities available for sale (net of
     income tax effect)                                                                               44,052          44,052
                                                                                                                ------------
          Comprehensive income for 2000                                                                               53,735
                                                ------------    ------------    ------------    ------------    ------------

     BALANCES AT DECEMBER 31, 2000                 2,076,750         923,250        (351,861)         (3,362)      2,644,777

Supplemental capital infusions from Capitol
  Bancorp Limited                                                    310,000                                         310,000

Components of comprehensive loss:
  Net loss for 2001                                                                 (187,123)                       (187,123)
  Market value adjustment for investment
     securities available for sale (net of
     income tax effect)                                                                               11,818          11,818
                                                                                                                ------------
          Comprehensive loss for 2001                                                                               (175,305)
                                                ------------    ------------    ------------    ------------    ------------

     BALANCES AT DECEMBER 31, 2001              $  2,076,750    $  1,233,250    $   (538,984)   $      8,456    $  2,779,472
                                                ============    ============    ============    ============    ============

See notes to financial statements.

STATEMENTS OF CASH FLOWS

DETROIT COMMERCE BANK

                                                                     - Year Ended December 31 -
                                                              2001              2000              1999
                                                          ------------      ------------      ------------
OPERATING ACTIVITIES
  Net income (loss) for the period                        $   (187,123)     $      9,683      $   (340,511)
  Adjustments to reconcile net income (loss) to
    net cash provided (used) by operating activities:
      Provision for loan losses                                276,951            36,000           203,000
      Depreciation of premises and equipment                   102,925           102,655            97,145
      Net accretion of investment security
          discounts                                             (6,737)           (7,558)           (2,334)
      Deferred income taxes                                     71,000             7,000          (173,000)
  Decrease (increase) in accrued interest income
    and other assets                                            22,442            84,238          (164,854)
  Increase in accrued interest on deposits and other
    liabilities                                                359,973            17,524            17,687
                                                          ------------      ------------      ------------
               NET CASH PROVIDED (USED) BY
                 OPERATING ACTIVITIES                          639,431           249,542          (362,867)

INVESTING ACTIVITIES
  Proceeds from calls and maturities of investment
    securities available for sale                            3,000,000         1,250,000
  Purchases of investment securities held for
    long-term investment                                       (11,100)          (26,100)
  Purchases of investment securities available
    for sale                                                   (10,107)                         (4,733,371)
  Net increase in portfolio loans                           (8,332,639)         (387,685)      (20,187,610)
  Purchases of premises and equipment                           (7,470)                           (200,823)
                                                          ------------      ------------      ------------
               NET CASH PROVIDED (USED) BY
                 INVESTING ACTIVITIES                       (5,361,316)          836,215       (25,121,804)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW
    accounts and savings accounts                            2,666,057         1,576,731         2,262,802
  Net increase in certificates of deposit                      338,326           374,467         7,648,153
  Supplemental capital infusions from majority
    shareholder                                                310,000
                                                          ------------      ------------      ------------
               NET CASH PROVIDED BY
                 FINANCING ACTIVITIES                        3,314,383         1,951,198         9,910,955
                                                          ------------      ------------      ------------
               INCREASE (DECREASE) IN CASH
                 AND CASH EQUIVALENTS                       (1,407,502)        3,036,955       (15,573,716)
Cash and cash equivalents at beginning of period             5,124,556         2,087,601        17,661,317
                                                          ------------      ------------      ------------

               CASH AND CASH EQUIVALENTS
                 AT END OF PERIOD                         $  3,717,054      $  5,124,556      $  2,087,601
                                                          ============      ============      ============

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

DETROIT COMMERCE BANK

DECEMBER 31, 2001


NOTE A--SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF PRESENTATION: Detroit Commerce Bank (the "Bank") is a full-service commercial bank located in Detroit, Michigan. The Bank commenced operations in December 1998. The Bank is 93% owned by Capitol Bancorp Ltd., a bank development company headquartered in Lansing, Michigan.

The Bank provides a full range of banking services to individuals, businesses and other customers located in its community. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal market for the Bank's financial services is the community in which it is located and the areas immediately surrounding that community.

ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

INVESTMENT SECURITIES: Investment securities "available for sale" (generally most debt securities investments of the Bank) are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment and are carried at amortized cost, which approximates market value. Investments are classified as available for sale at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS, CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

NOTES TO FINANCIAL STATEMENTS

DETROIT COMMERCE BANK

DECEMBER 31, 2001


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

Credit risk arises from making loans and loan commitments in the ordinary course of business. Consistent with the Bank's emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Bank, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Bank's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses in the portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

INTEREST AND FEES ON LOANS: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of portfolio loans generally approximate the direct costs of successful loan originations.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

PREMISES AND EQUIPMENT: Premises and equipment are stated on the basis of cost. Depreciation is computed principally by the straight-line method based upon estimated useful lives of the respective assets. Leasehold improvements are generally depreciated over the respective lease term.

OTHER REAL ESTATE: Other real estate (included as a component of other assets, none at December 31, 2001 and 2000) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value at the date acquired and are periodically reviewed for subsequent impairment.

NOTES TO FINANCIAL STATEMENTS

DETROIT COMMERCE BANK

DECEMBER 31, 2001


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Bank is not included in the balance sheet because it is not an asset of the Bank. Trust fee income is recorded on the accrual method.

FEDERAL INCOME TAXES: The Bank is included in the consolidated federal income tax return of its parent, Capitol Bancorp Ltd. The Bank provides for income taxes on a separate income tax return basis. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

NET INCOME (LOSS) PER SHARE: Net income (loss) per share is based on the weighted average number of common shares outstanding (319,500 shares).

COMPREHENSIVE INCOME (LOSS): Comprehensive income (loss) is the sum of net income (loss) and certain other items which are charged or credited to stockholders' equity. For the periods presented, the Bank's only element of comprehensive income (loss) other than net income (loss) was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the statement of changes in stockholders' equity presented herein.

NEW ACCOUNTING STANDARDS: Financial Accounting Standards Board (FASB) Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value are included in income, or in comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new standard became effective January 1, 2001 and had no effect on the Bank's financial statements.

In 2001, the Securities and Exchange Commission, American Institute of Certified Public Accountants and Federal Financial Institutions Examination Council each issued new guidance (some of which remains to be finalized) on accounting for allowances for loan losses. While the new guidance does not change prior accounting rules in this area, it provides additional clarification and guidance on how the calculation, adequacy and approval of the allowances should be documented by management.

NOTES TO FINANCIAL STATEMENTS

DETROIT COMMERCE BANK

DECEMBER 31, 2001


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

In June 2001, the FASB issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This new standard is not expected to have a material effect on the Bank's financial statements.

Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, will be January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of December 31, 2001, the Bank had no recorded goodwill.

The FASB has also recently issued Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, and No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. Management has not completed its review of these new standards; however, implementation of the new guidance is not expected to have a material effect on the Bank's financial statements.

NOTE B--INVESTMENT SECURITIES

Investment securities consisted of the following at December 31:

                                               2001                      2000
                                      -----------------------   -----------------------
                                                   Estimated                 Estimated
                                      Amortized      Market     Amortized      Market
                                         Cost        Value        Cost         Value
                                      ----------   ----------   ----------   ----------
  Available for sale:
    United States government agency
      securities                      $  500,000   $  512,812   $3,242,539   $3,237,200
    Other                                                          250,724      250,968
                                      ----------   ----------   ----------   ----------
                                         500,000      512,812    3,493,263    3,488,168
  Held for long-term investment:
    Federal Home Loan Bank stock          37,200       37,200       26,100       26,100
                                      ----------   ----------   ----------   ----------
                                      $  537,200   $  550,012   $3,519,363   $3,514,268
                                      ==========   ==========   ==========   ==========

Investment in Federal Home Loan Bank stock is restricted and may only be resold to or redeemed by the issuer.

NOTES TO FINANCIAL STATEMENTS

DETROIT COMMERCE BANK

DECEMBER 31, 2001


NOTE B--INVESTMENT SECURITIES--CONTINUED

At December 31, 2001, no securities were pledged to secure public and trust deposits and for other purposes as required by law.

Gross unrealized gains (losses) of investment securities were as follows at December 31:

                                           2001                2000
                                    -----------------   -----------------
                                     Gains     Losses    Gains     Losses
                                    -------   -------   -------   -------
     United States government
       agency securities            $12,812   $    --   $ 2,156   $ 7,495

     Other                               --        --       244        --
                                    -------   -------   -------   -------
                                    $12,812   $    --   $ 2,400   $ 7,495
                                    =======   =======   =======   =======

There were no gross realized gains and losses from sales and calls of investment securities available for sale during the periods presented.

Scheduled maturities of investment securities available for sale as of December 31, 2001 were as follows:

                                                                  Estimated
                                                    Amortized       Market
                                                       Cost         Value
                                                    ---------     ---------
     Due in one year or less                         $500,000     $512,812
     Securities held for long-term investment,
        without stated maturities                      37,200       37,200
                                                     --------     --------
                                                     $537,200     $550,012
                                                     ========     ========

NOTE C--LOANS

Transactions in the allowance for loan losses are summarized below:

                                          2001         2000        1999
                                       ---------    ---------   ---------
     Balance at January 1              $ 245,000    $ 209,000   $   6,000
     Provision charged to operations     276,951       36,000     203,000
     Loans charged off (deduction)      (170,951)          --          --
     Recoveries                               --           --          --
                                       ---------    ---------   ---------
          Balance at December 31       $ 351,000    $ 245,000   $ 209,000
                                       =========    =========   =========

NOTES TO FINANCIAL STATEMENTS

DETROIT COMMERCE BANK

DECEMBER 31, 2001


NOTE C--LOANS--CONTINUED

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material. Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) are summarized below:

                                       December 31
                                   -------------------
                                     2001       2000
                                   --------   --------
      Nonaccrual loans:
        Commercial                 $539,000         --
        Real estate                      --         --
        Installment                      --         --
                                   --------   --------
      Total nonaccrual loans        539,000        -0-
      Past due (>90 days) loans:
        Commercial                       --         --
        Real estate                      --         --

        Installment                      --      1,000
                                   --------   --------

      Total past due loans              -0-      1,000
                                   --------   --------
      Total nonperforming loans    $539,000   $  1,000
                                   ========   ========

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of approximately $45,000 would have been recorded in 2001 (none in 2000 and 1999). Interest income recognized on loans in nonaccrual status in 2001 operations approximated $21,000 (none in 2000 and 1999). At December 31, 2001, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

The amounts of the allowance for loan losses allocated in the following table are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

                                               December 31, 2001         December 31, 2000
                                            ----------------------    ----------------------
                                                        Percentage                Percentage
                                                         of Total                  of Total
                                                        Portfolio                 Portfolio
                                             Amount       Loans        Amount       Loans
                                            --------    ----------    --------    ---------
     Commercial                             $347,490       1.19%      $242,550       1.15%
     Installment                               3,510       0.01          2,450       0.01
                                            --------      -----       --------      -----
     Total allowance for loan losses        $351,000       1.20%      $245,000       1.16%
                                            ========      =====       ========      =====

NOTES TO FINANCIAL STATEMENTS

DETROIT COMMERCE BANK

DECEMBER 31, 2001


NOTE D--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Bank makes loans to officers and directors of the Bank including their immediate families and companies in which they are principal owners. At December 31, 2001 and 2000, total loans to these persons approximated $414,000 and $400,000, respectively. During 2001, $14,000 of new loans were made to these persons. Such loans are made at the Bank's normal credit terms.

Such officers and directors of the Bank (and their associates, family and/or affiliates) are also depositors of the Bank. Such deposits are similarly made at the Bank's normal terms as to interest rate, term and deposit insurance.

The Bank purchases certain data processing and management services from Capitol Bancorp Ltd. Amounts paid for such services approximated $284,000, $288,000 and $259,000 in 2001, 2000 and 1999, respectively.

NOTE E--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December
31:

                                        2001         2000
                                     ---------    ---------
     Leasehold improvements          $ 313,343    $ 313,343
     Equipment and furniture           309,939      302,469
                                     ---------    ---------
                                       623,282      615,812
     Less accumulated depreciation    (302,724)    (199,799)
                                     ---------    ---------
                                     $ 320,558    $ 416,013
                                     =========    =========

The Bank rents office space under an operating lease. Rent expense under this lease agreement approximated $129,000, $126,000 and $122,000 in 2001, 2000 and 1999, respectively.

At December 31, 2001, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

     2002                            $ 133,000
     2003                              136,000
     2004                              139,000
     2005                              143,000
     2006                              146,000
     2007 and thereafter               289,000
                                     ---------
     Total                           $ 986,000
                                     =========

NOTES TO FINANCIAL STATEMENTS

DETROIT COMMERCE BANK

DECEMBER 31, 2001


NOTE F--INCOME TAXES

Federal income taxes (benefit) consist of the following components:

                                    2001        2000        1999
                                 ---------   ---------   ---------
     Current                     $(226,000)  $     -0-   $     -0-

     Deferred                       71,000       7,000    (173,000)
                                 ---------   ---------   ---------
                                 $(155,000)  $   7,000   $(173,000)
                                 =========   =========   =========

No federal income taxes were paid to the parent during 2001, 2000 or 1999. The Bank received income tax related remittances of $226,000 in 2001 from its parent, representing the parent's utilization of the Bank's net operating losses in its consolidated federal income tax return.

Net deferred income tax assets consisted of the following at December 31:

                                                 2001         2000
                                              ---------    ---------
     Allowance for loan losses                $ 119,000    $  83,000
     Net operating loss carryforward                         119,000
     Market value adjustment for investment
       securities available for sale             (4,000)       2,000
     Other, net                                 (13,000)     (25,000)
                                              ---------    ---------
                                              $ 102,000    $ 179,000
                                              =========    =========

NOTE G--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $22.7 million and $22.5 million as of December 31, 2001 and 2000, respectively.

At December 31, 2001, the scheduled maturities of time deposits of $100,000 or more were as follows:

     2002                                     $14,932,000
     2003                                       7,765,000
                                              -----------
          Total                               $22,697,000
                                              ===========

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTES TO FINANCIAL STATEMENTS

DETROIT COMMERCE BANK

DECEMBER 31, 2001


NOTE H--EMPLOYEE BENEFIT PLANS

Subject to eligibility requirements, the Bank's employees participate in the employee benefit plans of Capitol Bancorp Ltd. Amounts charged to expense by the Bank for these defined contribution plans approximated $13,000, $11,000 and $3,000 in 2001, 2000 and 1999, respectively.

NOTE I--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments at December 31 were as follows (in thousands):

                                                    2001                    2000
                                            ---------------------   ---------------------
                                                        Estimated               Estimated
                                            Carrying      Fair      Carrying      Fair
                                              Value       Value       Value       Value
                                            --------    ---------   --------    ---------
Financial Assets:
  Cash and cash equivalents                 $  3,717    $  3,717    $  5,125    $  5,125
  Investment securities:
    Available for sale                           513         513       3,488       3,488
    Held for long-term investment                 37          37          26          26
                                            --------    --------    --------    --------
                                                 550         550       3,514       3,514
  Portfolio loans:
    Fixed rate                                19,810      19,881      14,834      14,979
    Variable rate                              9,433       9,430       6,247       6,246
                                            --------    --------    --------    --------
      Total portfolio loans                   29,243      29,311      21,081      21,225
    Less allowance for loan losses              (351)       (351)       (245)       (245)
                                            --------    --------    --------    --------
      Net portfolio loans                     28,892      28,960      20,836      20,980

Financial Liabilities:
  Deposits:
    Noninterest-bearing                        4,348       4,348       1,975       1,975
    Interest-bearing:
      Demand accounts                          2,560       2,557       2,267       2,272
      Time certificates of deposit less
        than $100,000                            970         983         852         854
      Time certificates of deposit
        $100,000 or more                      22,697      22,877      22,477      22,523
                                            --------    --------    --------    --------
          Total interest-bearing deposits     26,227      26,417      25,596      25,649
                                            --------    --------    --------    --------
          Total deposits                      30,575      30,765      27,571      27,624

NOTES TO FINANCIAL STATEMENTS

DETROIT COMMERCE BANK

DECEMBER 31, 2001


NOTE I--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--CONTINUED

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTE J--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of Bank customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Bank to make payments on behalf of customers when certain specified future events occur and are used infrequently (none outstanding at December 31, 2001 and 2000). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($2.6 million and $1.9 million at December 31, 2001 and 2000, respectively).

These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal. All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Bank's normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment. Such loan commitments are also included in management's evaluation of the adequacy of the allowance for loan losses.

Deposits at the Bank are insured up to the maximum amount covered by FDIC insurance.

NOTE K--CAPITAL REQUIREMENTS

The Bank is subject to certain capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks. Those guidelines require all banks to maintain certain minimum ratios and related amounts based on "Tier 1" and "Tier 2" capital and "risk-weighted assets" as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution, and, accordingly, could have a material impact on the Bank's financial statements.

NOTES TO FINANCIAL STATEMENTS

DETROIT COMMERCE BANK

DECEMBER 31, 2001


NOTE K--CAPITAL REQUIREMENTS--CONTINUED

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting and other factors.

As a condition of charter approval, the Bank is required to maintain a core capital (Tier 1) to average total assets of not less than 8% and an allowance for loan losses of not less than 1% of portfolio loans for the first three years of operations.

As of December 31, 2001, the most recent notification received by the Bank from regulatory agencies has advised that the Bank is classified as "well-capitalized" as that term is defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Bank.

Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank's various amounts of regulatory capital and related ratios as of December 31 are summarized below (amounts in thousands):

                                                                       2001           2000
                                                                   -----------     -----------
Tier 1 capital to average total assets:
  Minimum required amount                                          >=  $ 1,320     >=  $ 2,351
  Actual amount                                                        $ 2,665         $ 2,471
    Ratio                                                                8.08%            8.41%

Tier 1 capital to risk-weighted assets:
  Minimum required amount(1)                                       >=  $ 1,182     >=  $   923
  Actual amount                                                        $ 2,665         $ 2,471
    Ratio                                                                 9.02%          10.71%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
  Minimum required amount(2)                                       >=  $ 2,364     >=  $ 1,845
  Amount required to meet "Well-Capitalized" category(3)           >=  $ 2,954     >=  $ 2,307
  Actual amount                                                        $ 3,016         $ 2,716
    Ratio                                                                10.21%          11.77%

(1)  The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2) The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3) In order to be classified as a `well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

                      [This page intentionally left blank]

                                     ANNEX E

         FINANCIAL AND OTHER INFORMATION REGARDING CAPITOL BANCORP LTD.

The following items accompany this Proxy Statement/Prospectus as mailed to the shareholders of Detroit Commerce Bank:

     -    Report on Form 10-Q for period ended June 30, 2002

     -    Report on Form 10-Q for period ended March 31, 2002

     -    Annual report to shareholders for year ended December 31, 2001

     -    Annual report on Form 10-K for year ended December 31, 2001

     - Proxy statement for Capitol's Annual Meeting of Shareholders held on May 2, 2002

                                     PART II


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 561-571 of the Michigan Business Corporation Act, as amended (the "MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

     The Registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

     Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

          Reference is made to the Exhibit Index at Page II-7 of the Registration Statement.

     (b) Financial Statement Schedules included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 is incorporated herein by reference.

          All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

     (A)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs
                    (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C)  The undersigned Registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (E)  The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on September 30, 2002.

                                        CAPITOL BANCORP LTD.

                                        By: /s/ JOSEPH D. REID
                                            ------------------------------------
                                            JOSEPH D. REID
                                            Chairman of the Board and
                                            Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph D. Reid, Cristin Reid English, and Lee W. Hendrickson and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 30, 2002.

Signature                           Title
---------                           -----

/s/ JOSEPH D. REID                  Chairman of the Board and
----------------------------        Chief Executive Officer,
JOSEPH D. REID                      Director (Principal Executive
                                    Officer)

/s/ LEE W. HENDRICKSON              Executive Vice President and
----------------------------        Chief Financial Officer (Principal
LEE W. HENDRICKSON                  Financial and Accounting Officer)


/s/ ROBERT C. CARR                  Executive Vice President, Treasurer,
----------------------------        Director
ROBERT C. CARR


/s/ DAVID O'LEARY                   Secretary, Director
----------------------------
DAVID O'LEARY


                                    Director
----------------------------
LOUIS G. ALLEN


/s/ PAUL R. BALLARD                 Director
----------------------------
PAUL R. BALLARD


/s/ DAVID L. BECKER                 Director
----------------------------
DAVID L. BECKER


/s/ DOUGLAS E. CRIST                Director
----------------------------
DOUGLAS E. CRIST


/s/ MICHAEL J. DEVINE               Director
----------------------------
MICHAEL J. DEVINE


/s/ JAMES C. EPOLITO                Director
----------------------------
JAMES C. EPOLITO


/s/ GARY A. FALKENBERG              Director
----------------------------
GARY A. FALKENBERG


/s/ JOEL I. FERGUSON                Director
----------------------------
JOEL I. FERGUSON

Signature                           Title
---------                           -----


/s/ KATHLEEN A. GASKIN              Director
-----------------------------
KATHLEEN A. GASKIN


/s/ H. NICHOLAS GENOVA              Director
-----------------------------
H. NICHOLAS GENOVA


/s/ MICHAEL F. HANNLEY              Director
-----------------------------
MICHAEL F. HANNLEY


/s/ L. DOUGLAS JOHNS                Director
-----------------------------
L. DOUGLAS JOHNS


/s/ MICHAEL L. KASTEN               Director
-----------------------------
MICHAEL L. KASTEN


/s/ JOHN S. LEWIS                   Director
-----------------------------
JOHN S. LEWIS


/s/ HUMBERTO S. LOPEZ               Director
-----------------------------
HUMBERTO S. LOPEZ


/s/ LEONARD MAAS                    Director
-----------------------------
LEONARD MAAS


/s/ LYLE W. MILLER                  Director
-----------------------------
LYLE W. MILLER


/s/ KATHRYN L. MUNRO                Director
-----------------------------
KATHRYN L. MUNRO


/s/ CRISTIN REID ENGLISH            Director
-----------------------------
CRISTIN REID ENGLISH


/s/ RONALD K. SABLE                 Director
-----------------------------
RONALD K. SABLE

                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION

2.1            Plan of Share Exchange (included in the Proxy
               Statement/Prospectus as Annex A).

5 Opinion of Brian K. English, General Counsel, as to the validity of the shares.

8 Tax Opinion of Miller, Canfield, Paddock and Stone, PLC (included in the Proxy Statement/Prospectus as Annex C).

23.1a          Consent of BDO Seidman, LLP.

23.1b          Consent of BDO Seidman, LLP.

23.2           Consent of Miller, Canfield, Paddock and Stone, PLC (included in
               Exhibit 8).

23.4           Consent of JMP Financial, Inc. (financial advisor).

24 Power of Attorney (included on the signature page of the Registration Statement).

99             Form of proxy for the Annual Meeting of Shareholders of Detroit
               Commerce Bank.